As filed with the Securities and Exchange Commission on November 22, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

BIOLASE, INC.

(Exact name of registrant as specified in its charter)

Delaware	3843	87-0442441
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

27042 Towne Centre Drive, Suite 270

Lake Forest, California 92610

(949) 361-1200

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

John R. Beaver

President and Chief Executive Officer

BIOLASE, Inc.

27042 Towne Centre Drive, Suite 270

Lake Forest, California 92610

(949) 361-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Beth E. Berg Michael A. Gordon Istvan A. Hajdu Sidley Austin LLP One South Dearborn Chicago, Illinois 60603 (312) 853-7000	David E. Danovitch Michael DeDonato Aaron M. Schleicher Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 (212) 660-3060

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2022

PROSPECTUS

Up to            Units Each Consisting of One Share of Common Stock and a Warrant to Purchase One Share of Common Stock

Up to            Pre-Funded Units Each Consisting of a Pre-Funded Warrant to Purchase One Share of Common Stock and a Warrant to Purchase One Share of Common Stock

Up to            Shares of Common Stock Underlying Warrants and Pre-Funded Warrants

BIOLASE, Inc.

We are offering            units (“Units”), each consisting of one share of our common stock and a warrant to purchase one share of our common stock (each, a “Warrant”). The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The common stock and Warrants are immediately separable and will be issued separately in this offering. The Warrants offered hereby will be immediately exercisable on the date of issuance and will expire five years from the date of issuance.

We are also offering to those purchasers, if any, whose purchase of Units in this offering would otherwise result in the purchaser, together with its affiliates and related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if they so choose, up to            pre-funded units (“Pre-Funded Units”) in lieu of the Units that would otherwise result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock, with each Pre-Funded Unit consisting of a pre-funded warrant to purchase one share of our common stock (each, a “Pre-Funded Warrant”), and a Warrant. The purchase price of each Pre-Funded Unit will equal the price per Unit, minus $0.01, and the exercise price of each Pre-Funded Warrant included in the Pre-Funded Unit will be $0.01 per share of our common stock. The Pre-Funded Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Pre-Funded Warrants and Warrants are immediately separable and will be issued separately in this offering. There can be no assurance that we will sell any of the Pre-Funded Units being offered. The Pre-Funded Warrants offered hereby will be immediately exercisable and may be exercised at any time until exercised in full.

For each Pre-Funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. Because we will issue a Warrant as part of each Unit or Pre-Funded Unit, the number of Warrants sold in this offering will not change as a result of a change in the mix of the Units and Pre-Funded Units sold.

This offering also includes the common stock issuable from time to time upon exercise of the Warrants and Pre-Funded Warrants.

We refer to the shares of our common stock, the Warrants, the Pre-Funded Warrants and the shares of our common stock issued or issuable upon exercise of the Warrants and Pre-Funded Warrants, collectively, as the securities.

Our common stock is traded on The Nasdaq Capital Market under the symbol “BIOL.” On November 21, 2022, the last reported sale price for our common stock on The Nasdaq Capital Market was $1.66 per share. We do not intend to apply to list the Pre-Funded Warrants or the Warrants on any securities exchange or other nationally recognized trading system.

Investing in our common stock involves substantial risks. Please read carefully the section entitled “Risk Factors ” beginning on page 9 of this prospectus, as well as the other information included or incorporated by reference in this prospectus, before buying any of our securities.

	Per Unit	Per Pre-Funded Unit	Total(3)
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us(1)	$	$	$
Proceeds, before expenses, to us(2)	$	$	$

(1)

We will reimburse the underwriters for certain expenses. See the section of this prospectus entitled “Underwriting” for additional disclosure regarding underwriting discounts, commissions and expenses.

(2)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the Warrants or the Pre-Funded Warrants.
(3)	Assumes no exercise of the underwriters’ over-allotment option described below.

We have granted the underwriter an option to purchase from us, at the public offering price, less the underwriting discounts and commissions, up to an additional            shares of our common stock,            Pre-Funded Warrants and/or up to an additional            Warrants within 30 days from the date of this prospectus solely to cover over-allotments, if any. The underwriter may exercise the over-allotment option with respect to shares of our common stock only, Pre-Funded Warrants only, Warrants only, or any combination thereof. The aggregate amount of shares of our common stock, Pre-Funded Warrants, and Warrants sold pursuant to the underwriter’s option may not exceed 15% of the total shares of our common stock, Pre-Funded Warrants, and Warrants sold in the offering. The purchase price to be paid per additional share of common stock or Pre-Funded Warrant will be equal to the public offering price of one Unit or Pre-Funded Unit (less the purchase price allocated to the Warrant, $0.125 per Warrant), as applicable, less the underwriting discounts and commissions, and the purchase price to be paid per additional Warrant will be $0.125. If the underwriter exercises the option in full for shares of common stock only or Pre-Funded Warrants only, the total underwriting discounts and commissions payable will be $            and the total proceeds to us, before expenses, will be $            . No underwriting discounts and commissions will be payable by us if the underwriter exercises the option for Warrants only, and the total additional proceeds to us, before expenses, if the underwriter exercises the option in full for Warrants only, will be $                 .

Delivery of the securities is expected to be made on or about                    , 2022.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Sole Book Running Manager LAKE STREET

The date of this prospectus is                 , 2022.

ABOUT THIS PROSPECTUS

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any related free writing prospectus that we may authorize to be provided to you and the other information to which we refer you. We have not authorized anyone to provide you with different or additional information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or any related free writing prospectus that we may authorize to be provided to you. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus or any related free writing prospectus is accurate only as of the date on the cover of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

We urge you to carefully read this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information.”

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “BIOLASE,” “Company,” “we,” “us” and “our” or similar references to refer to BIOLASE, Inc., a Delaware corporation, together with its consolidated subsidiaries.

i

INDUSTRY AND MARKET DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

ii

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before deciding to invest in our common stock. Before you decide to invest in our securities, you should read this entire prospectus carefully, any related free writing prospectus that we have authorized for use in connection with the offering and the documents incorporated by reference herein, including the information included under the heading titled “Risk Factors.”

Our Company.

BIOLASE, Inc. (“BIOLASE” and, together with its consolidated subsidiaries, the “Company,” “we,” “our” ,”us” or “its”) is a leading provider of advanced laser systems for the dental industry. We develop, manufacture, market, and sell laser systems that provide significant benefits for dental practitioners and their patients. Our proprietary systems allow dentists, periodontists, endodontists, oral surgeons, and other dental specialists to perform a broad range of minimally invasive dental procedures, including cosmetic, restorative, and complex surgical applications. Our laser systems are designed to provide clinically superior results for many types of dental procedures compared to those achieved with drills, scalpels and other conventional instruments. Potential patient benefits include less pain, fewer shots, faster healing, decreased fear and anxiety, and fewer appointments. Potential practitioner benefits include improved patient care and the ability to perform a higher volume and wider variety of procedures and generate more patient referrals.

We offer two categories of laser system products: Waterlase (all-tissue) systems and diode (soft-tissue) systems. Our flagship brand, Waterlase, uses a patented combination of water and laser energy and is cleared by the U.S. Food and Drug Administration (“FDA”) for over 80 clinical indications to perform most procedures currently performed using drills, scalpels, and other traditional dental instruments for cutting soft and hard tissue. For example, Waterlase safely debrides implants without damaging or significantly affecting surface temperature and is the only effective, safe solution to preserving sick implants. In addition, Waterlase disinfects root canals more efficiently than some traditional chemical methods. We also offer our diode laser systems to perform soft tissue, pain therapy, and cosmetic procedures, including teeth whitening. As of September 30, 2022 we had approximately 302 issued and 28 pending United States and international patents, the majority of which are related to Waterlase technology. From 1998 through December 31, 2021, we sold over 43,300 laser systems in over 80 countries around the world.

Our Waterlase systems precisely cut hard tissue, bone, and soft tissue with minimal or no damage to surrounding tissue and dental structures. Our diode systems, which include the Epic system, are designed to complement our Waterlase systems and are used only in soft tissue procedures, pain therapy, hygiene, and cosmetic applications, including teeth whitening. The diode systems, together with our Waterlase systems, offer practitioners a broad product line with a range of features and price points.

We also manufacture and sell consumable products and accessories for our laser systems. Our Waterlase and diode systems use disposable laser tips of differing sizes and shapes, depending on the procedure being performed. We also market flexible fibers and hand pieces that dental practitioners replace at some point after initially purchasing laser systems. For our Epic systems, we sell teeth whitening gel kits.

Due to the limitations associated with traditional and alternative dental instruments, we believe there is a large market opportunity for all-tissue dental laser systems that provide superior clinical outcomes, reduce the need to use anesthesia, help reduce trauma, pain, and discomfort associated with dental procedures, and increase patient acceptance for treatment protocols.

Our strategy is to increase awareness and demand for (i) our products among dental practitioners by educating dental practitioners and patients about the clinical benefits of our product suite and (ii) our laser systems among patients by educating patients about the clinical benefits of the Waterlase and diode systems. An important goal of ours is to increase consumables revenue by selling more single-use accessories used by dental practitioners when performing procedures using our dental laser systems. In the short term, we are striving for operating excellence through lean enterprise initiatives, with a specific focus on our sales strategy and cash flow management, coupled with optimizing our engineering capabilities to develop innovative new products.

We also seek to create value through innovation and leveraging existing technologies into adjacent medical applications. We plan to expand our product line and clinical applications by developing enhancements and transformational innovations, including new clinical solutions for dental applications and for other adjacent medical applications. In particular, we believe that our existing technologies can provide significant improvements over existing standards of care in fields including ophthalmology, otolaryngology, orthopedics, podiatry, pain management, aesthetics/dermatology, veterinary, and consumer products. We plan to continue to explore potential collaborations to apply our proprietary laser technologies with expanded FDA-cleared indications to other medical applications in the future.

To educate providers and increase patient access to our products, we have formed specialist training programs focused on expanding awareness of the benefits of our dental lasers among dental specialists. For example, during the second quarter of 2021, we launched the Waterlase Pediatric Dental Academy (the “WPDA”) for pediatric dentists. This program provides clinicians with an immersive training experience through peer-led learning and best practice sharing to help ensure appropriate use of Waterlase technology in clinical practices. During the first quarter of 2021, we also launched an innovative and first-of-its-kind training program in the periodontal community. This program fosters peer-led learning about dental lasers from leading clinicians, featuring online meetings and case reviews by experts in the field. Additionally, during the fourth quarter of 2020, we launched the Waterlase Endo Academy, a community of leading endodontists dedicated to improving patient outcomes with new technology and announced a collaboration with Einstein Healthcare Network’s Residency in Endodontics to train endodontics residents in the use of Waterlase dental lasers. In the fourth quarter of 2021, we launched the Epic Hygiene Academy which seeks to bring together leaders in the dental hygiene profession to provide improved continuing education in delivering superior patient care through laser technology.

In 2021, we designed, developed, received FDA clearance for and began production of a laser using our proprietary Er,Cr:YSGG laser technology in partnership with EdgeEndo, a leading endodontic company. The EdgePro is a state-of-the-art microfluidic irrigation device designed to clean and disinfect root canals. The partnership with EdgeEndo is our first exclusive OEM agreement.

We had net revenues of $39.2 million, $22.8 million and $37.8 million, in the years ended December 31, 2021, 2020, and 2019, respectively, and we had net losses of $16.2 million, $16.8 million and $17.9 million for the same periods, respectively. Our net revenues for the quarter ended September 30, 2022, were $12.0 million. We had total assets of $42.9 million and $55.3 million as of September 30, 2022 and December 31, 2021, respectively.

Corporate Information

We were originally formed as Societe Endo Technic, SA (“SET”) in 1984 in Marseilles, France, to develop and market various endodontic and laser products. In 1987, SET merged into Pamplona Capital Corp., a public holding company incorporated in Delaware. In 1994, we changed our name to BIOLASE Technology, Inc. and in 2012, we changed our name to BIOLASE, Inc.

For additional information about our Company, please refer to other documents we have filed with the SEC and that are incorporated by reference into this prospectus, as listed under the heading “Incorporation of Certain Information by Reference.”

Our principal executive offices are located at 27042 Towne Centre Drive, Suite 270, Lake Forest, California 92610. Our telephone number is (949) 361-1200. Additional information can be found on our website, at www.biolase.com, and in our periodic and current reports filed with the SEC. Copies of our current and periodic reports filed with the SEC are available to the public on a website maintained by the SEC at www.sec.gov, and on our website at www.biolase.com/sec-filings. No portion of our website is incorporated by reference into this prospectus.

THE OFFERING

Units offered by us, excluding underwriters’ over-allotment option
Up to Units, each consisting of one share of our common stock and a Warrant to purchase one share of our common stock. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The common stock and Warrants are immediately separable and will be issued separately in this offering.

Pre-Funded Units offered by us, excluding underwriters’ over-allotment option
We are also offering to those purchasers, if any, whose purchase of Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, Pre-Funded Units, each consisting of one Pre-Funded Warrant to purchase one share of our common stock and a Warrant to purchase one share of our common stock. The Pre-Funded Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Pre-Funded Warrants and Warrants are immediately separable and will be issued separately in this offering. For each Pre-Funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. Because we will issue a Warrant as part of each Unit or Pre-Funded Unit, the number of Warrants sold in this offering will not change as a result of a change in the mix of the Units and Pre-Funded Units sold.

Warrants	Each Warrant will have an exercise price of $ ( % of the public offering price per Unit) per share of common stock, will be immediately exercisable and will expire five years from the date of issuance. To better understand the terms of the Warrants, you should carefully read the “Description of the Securities We are Offering” section of this prospectus. You should also read the form of Warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part. This offering also relates to the shares of common stock issuable upon exercise of the Warrants.

Pre-Funded Warrants	Each Pre-Funded Warrant will be immediately exercisable at an exercise price of $0.01 per share of our common stock and may be exercised at any time until exercised in full. To better understand the terms of the Pre-Funded Warrants, you should carefully read the “Description of the Securities We are Offering” section of this prospectus. You should also read the form of Pre-Funded Warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part. This offering also relates to the shares of common stock issuable upon exercise of the Pre-Funded Warrants.

Underwriters’ over-allotment option

We have granted the underwriter an option to purchase from us, at the public offering price, less the underwriting discounts and commissions, up to an additional                shares of our common stock,                Pre-Funded Warrants and/or up to an additional                Warrants within 30 days from the date of this

prospectus solely to cover over-allotments, if any. The underwriter may exercise the over-allotment option with respect to shares of our common stock only, Pre-Funded Warrants only, Warrants only, or any combination thereof. The aggregate amount of shares of our common stock, Pre-Funded Warrants, and Warrants sold pursuant to the underwriter’s option may not exceed 15% of the total shares of our common stock, Pre-Funded Warrants, and Warrants sold in the offering. The purchase price to be paid per additional share of common stock or Pre-Funded Warrant will be equal to the public offering price of one Unit or Pre-Funded Unit (less the purchase price allocated to the Warrant, $0.125 per Warrant), as applicable, less the underwriting discounts and commissions, and the purchase price to be paid per additional Warrant will be $0.125. No underwriting discounts and commissions will be payable by us if the underwriter exercises the over-allotment option for Warrants.

Common stock outstanding immediately after the offering
shares (assuming the exercise of all Pre-Funded Warrants and no exercise of the over-allotment option or Warrants) or shares if the underwriters exercise their over-allotment option in full to purchase additional shares of common stock and Warrants.

Use of proceeds	We estimate that the net proceeds to us from the offering will be approximately $ million, or approximately $ million if the underwriters exercise their over-allotment option in full for shares of common stock, after deducting the underwriting discount and estimated offering expenses payable by us, and assuming the exercise of all Pre-Funded Warrants and no exercise of Warrants. We intend to use the proceeds of this offering for working capital and for general corporate purposes. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Nasdaq Stock Market symbol	BIOL

Transfer agent	Computershare Trust Company, N.A.

Risk factors	Investing in our common stock involves substantial risks. Please read carefully the section entitled “Risk Factors” beginning on page 9 of this prospectus, as well as the other information included or incorporated by reference in this prospectus, before buying any of our securities.

The number of shares of our common stock that will be outstanding immediately after this offering as shown above is based on 7,145,529 shares outstanding as of November 11, 2022, and excludes (vested and unvested):

•	55,773 shares of our common stock issuable upon the exercise of stock options, with a weighted-average exercise price of $74.87 per share;

•	535,832 shares of our common stock issuable upon the settlement of outstanding restricted stock units;

•	2,642,819 shares of our common stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $9.88 per share;

•

403,015 shares of our common stock that may be issued, at the sole discretion of our board of directors, upon the settlement of outstanding phantom restricted stock units, which may also be settled, at the sole discretion of our board of directors, in cash; and

•

32,291 shares of our common stock that may be issued, at the sole discretion of our board of directors, upon the settlement of outstanding stock appreciation rights, which may also be settled, at the sole discretion of our board of directors, in cash.

Unless otherwise indicated, all information in this prospectus assumes or gives effects to:

•	The exercise of any Pre-Funded Warrants purchased in this offering;

•	No exercise of the underwriter’s over-allotment option; and

•	No exercise of the Warrants.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data for the years ended December 31, 2021, 2020 and 2019 and as of December 31, 2021 and 2020 has been derived from our audited consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference herein. The following summary consolidated financial data for the nine months ended September 30, 2022 and 2021 and as of September 30, 2022 has been derived from our unaudited consolidated financial statements and the related notes included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, which is incorporated by reference in this prospectus. The unaudited condensed consolidated interim financial statement data has been prepared on a basis consistent with which our audited consolidated financial statements have been prepared, except income taxes for the interim period which are based on the estimated effective tax for the full year. These interim results are not necessarily indicative of results to be expected for the full year.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes and the other financial and statistical information included in our Annual Report on Form 10-K for the year ended December 31, 2021, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, which are incorporated by reference in this prospectus. See the section in this prospectus entitled “Incorporation of Certain Information by Reference” for more information regarding documents incorporated by reference herein. The summary consolidated financial and other data provided below does not purport to indicate results of operations as of any future date or for any future period.

	Nine Months Ended September 30,		Year Ended December 31,
	2022	2021	2021	2020	2019
	(unaudited)
	(In thousands, except per share amounts)
Statement of Operations Data:
Net revenues	$34,411	$26,780	$39,188	$22,780	$37,799
Gross profit	12,315	11,623	16,529	6,173	14,288
Loss from operations	(16,911)	(12,001)	(16,431)	(18,536)	(15,621)
Loss before income tax (provision) benefit	(18,750)	(10,886)	(16,093)	(16,701)	(17,899)
Net loss attributable to common stockholders	$(18,990)	$(11,425)	$(16,704)	$(34,207)	$(17,855)
Net loss per share attributable to common stockholders:
Basic and Diluted	$(2.85)	$(1.96)	$(2.83)	$(13.99)	$(19.24)

	As of September 30,	As of December 31,
	2022	2021	2020
	(unaudited)
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$9,960	$29,972	$17,564
Total assets	42,865	55,284	41,025
Non-current term loans, net of discount	12,793	13,603	16,186
Total stockholders’ equity	13,858	25,208	10,028

At the 2022 annual meeting of our stockholders (the “2022 Annual Meeting”), our stockholders approved an amendment to our certificate of incorporation to effect a reverse stock split of our common stock at a ratio ranging from one-for-two (1:2) to one-for-twenty-five (1:25), with the final ratio to be determined by our Board. Immediately after the 2022 Annual Meeting, our Board approved a one-for-twenty-five (1:25) reverse stock split of the outstanding shares of our common stock (the “Reverse Stock Split”). On April 28, 2022, we filed an amendment to our certificate of incorporation with the Secretary of State of the State of Delaware (the “Amendment”) to effect the Reverse Stock Split, effective as of 11:59 p.m. on April 28, 2022. The Amendment did not change the number of authorized shares of our common stock.

Net loss per share attributable to common stockholders, basic and diluted, has been derived from our audited financial statements contained in our Annual Report on Form 10-K for the years ended December 31, 2021, 2020 and 2019, except that the net loss per share attributable to common stockholders, basic and diluted, has been revised to reflect the new shares issued based on the reverse stock split ratio discussed above, as shown below.

The historical financial information set forth below may not be indicative of our future performance and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and notes to those statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, and any future filings or other reports we may file with the SEC.

As Reported

	Years Ended December 31,
(in thousands, except per share data)	2021	2020	2019
Net loss attributable to common stockholders	$(16,704)	$(34,207)	$(17,855)
Net loss per share attributable to common stockholders—basic and diluted	$(0.11)	$(0.56)	$(0.77)
Shares used in the calculation of net loss per share—basic and diluted	147,746	61,136	23,201

As Adjusted for the 1:25 Reverse Stock Split (unaudited)

	Years Ended December 31,
(in thousands, except per share data)	2021	2020	2019
Net loss attributable to common stockholders	$(16,704)	$(34,207)	$(17,855)
Net loss per share attributable to common stockholders—basic and diluted	$(2.83)	$(13.99)	$(19.24)
Shares used in the calculation of net loss per share—basic and diluted	5,910	2,445	928

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below and all of the information contained or incorporated by reference in this prospectus, including the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2021, any subsequent Quarterly Reports on Form 10-Q, and all other information contained or incorporated by reference into this prospectus before deciding whether to purchase the securities offered hereby. Our business, financial condition, results of operations and prospects could be materially and adversely affected by these risks.

Risks Related to This Offering

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management regarding the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock included as part of the Units or that may be issued upon the exercise of any Pre-Funded Warrants included as part of the Pre-Funded Units.

Since the price per share of our common stock being offered as part of the Units or that may be issued upon the exercise of any Pre-Funded Warrants included as part of the Pre-Funded Units is substantially higher than the net tangible book value per share of our common stock, you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering or the common stock underlying the Pre-Funded Warrants you purchase in this offering. Based on an offering price of $            per Unit, if you purchase Units in this offering, you will suffer immediate and substantial dilution of $            per share of common stock with respect to the net tangible book value of the common stock. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you invest in this offering.

You may experience future dilution as a result of future equity offerings and other issuances of our common stock or other securities. In addition, this offering and future equity offerings and other issuances of our common stock or other securities may adversely affect our common stock price.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per Unit in this offering. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per Unit paid by the investor in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or securities convertible into common stock in future transactions may be higher or lower than the price per Unit in this offering. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of common stock under our stock incentive programs. In addition, the sale of securities in this offering and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares for sale will have on the market price of our common stock.

There is no public market for the Warrants or Pre-Funded Warrants.

There is no established public trading market for the Warrants or Pre-Funded Warrants offered hereby, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants or Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of those securities will be limited.

The Warrants in this offering are speculative in nature.

Following this offering, the market value of the Warrants, if any, is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their imputed public offering price. In the event that our common stock price does not exceed the exercise price of the Warrants during the period when such Warrants are exercisable, such Warrants may not have any value. Furthermore, each Warrant will expire five years from its date of issuance.

Holders of the Warrants and Pre-Funded Warrants will not have rights of holders of our shares of common stock until such Warrants and Pre-Funded Warrants are exercised.

The Warrants and Pre-Funded Warrants in this offering do not confer any rights of share ownership on their holders, but rather merely represent the right to acquire shares of our common stock at a fixed price. Until holders of Warrants and Pre-Funded Warrants acquire shares of our common stock upon exercise of the Warrants and Pre-Funded Warrants, as applicable, holders of Warrants and Pre-Funded Warrants will have no rights with respect to our shares of common stock underlying such Warrants and Pre-Funded Warrants.

The COVID-19 pandemic has adversely affected, and is likely to continue to adversely affect, our business, results of operations and financial condition. In addition, similar risks related to health epidemics and other outbreaks or pandemics may adversely affect our business, results of operations and financial condition.

We face risks related to health epidemics and other outbreaks, including the global outbreak of the novel coronavirus and the disease caused by it, COVID-19. During 2020 and 2021, the spread of the novel coronavirus led to disruption and volatility in the global capital markets. If such disruption and volatility recurs, there could be an increase to our cost of capital and an adverse effect on our ability to access the capital markets. In addition, efforts to contain the COVID-19 pandemic led to travel restrictions, prohibitions on public gatherings and closures of dental offices and clinics throughout much of Europe and the United States. The ability of our salespeople to call on dental customers during these closures was greatly limited. In addition, most dental shows and workshops scheduled in 2020 were canceled, and many were moved to virtual gatherings in 2021. The full impact of the COVID-19 outbreak continues to evolve and the full magnitude that the pandemic may have on our financial condition, liquidity and future results of operations remains uncertain.

We have experienced net losses for each of the past three years, and we could experience additional losses and have difficulty achieving profitability in the future.

We had an accumulated deficit of $286.3 million as of September 30, 2022. We recorded net losses of $18.8 million for the nine months ended September 30, 2022 and net losses of $16.2 million, $16.8 million, and $17.9 million for the years ended December 31, 2021, 2020, and 2019, respectively. In order to achieve profitability, we must increase net revenue through new sales and control our costs. Failure to increase our net revenue and decrease our costs could cause our stock price to decline and could have a material adverse effect on our business, financial condition and results of operations.

We are vulnerable to continued global economic uncertainty and volatility in financial markets.

Our business is highly sensitive to changes in general economic conditions as a seller of capital equipment to end users in dental professional practices. Financial markets inside the United States and internationally have experienced extreme disruption in recent times, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, and declining valuations of investments. We believe these disruptions are likely to have an ongoing adverse effect on the world economy. A continued economic downturn and financial market disruptions could have a material adverse effect on our business, financial condition and results of operations. Also, the imposition of economic sanctions on Russia as a result of the conflict in Ukraine could prevent us from performing existing contracts and pursuing new growth opportunities, which could adversely affect our business, financial condition and results of operations.

We may need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we could be unable to execute our business plan.

Even after this offering, we may need to raise additional funds through the issuance of equity or debt securities in the public or private markets, or through a collaborative arrangement or sale of assets. Additional financing opportunities may not be available to us, or if available, may not be on favorable terms. The availability of financing opportunities will depend, in part, on market conditions, and the outlook for our business. Any future issuance of equity securities or securities convertible into equity securities could result in substantial dilution to our stockholders, and the securities issued in such a financing could have rights, preferences or privileges senior to those of our common stock. In addition, if we raise additional funds through debt financing, we could be subject to debt covenants that place limitations on our operations. We could not be able to raise additional capital on reasonable terms, or at all, or we could use capital more rapidly than anticipated. If we cannot raise the required capital when needed, we may not be able to satisfy the demands of existing and prospective customers, we could lose revenue and market share and we may have to curtail our capital expenditures.

If we are unable to obtain sufficient capital in the future, we could have to curtail our capital expenditures. Any curtailment of our capital expenditures could result in a reduction in net revenue, reduced quality of our products, increased manufacturing costs for our products, harm to our reputation, or reduced manufacturing efficiencies and could have a material adverse effect on our business, financial condition and results of operations.

Our success depends, in part, on our relationships with, and the efforts of, third-party distributors.

We rely on exclusive and non-exclusive third-party distributors for a portion of our sales in North America and a majority of our sales in countries outside of the U.S. For the fiscal years ended December 31, 2021, 2020, and 2019, revenue from distributors accounted for approximately 35%, 29% and 33% of our total net revenue, respectively. Our distributors have significant discretion in determining the efforts and resources they apply to the sale of our products, and we face significant challenges and risks in expanding, training and managing our third-party distributors, particularly given their geographically dispersed operations. Our distributors may not commit the necessary resources to market and sell our products to the level of our expectations, and, regardless of the resources they commit, they may not be successful. From time to time, we may face competition or pricing pressure from one or more of our non-exclusive distributors in certain geographic areas where those distributors are selling inventory to the same customer base as us. Additionally, most of our distributor agreements can be terminated with limited notice, and we may not be able to replace any terminating distributor in a timely manner or on terms agreeable to us, if at all. If we are not able to maintain our distribution network, if our distribution network is not successful in marketing and selling our products, or if we experience a significant reduction in, cancellation, or change in the size and timing of orders from our distributors, our revenues could decline significantly and lead to an inability to meet operating cash flow requirements, which would have a material adverse effect on our business, financial condition and results of operations.

Dentists and patients have been hesitant to adopt laser technologies, and our inability to overcome this hesitation could limit the market acceptance of our products and our market share.

Our dental laser systems represent relatively new technologies in the dental market. Only a small percentage of dentists use lasers to perform dental procedures. Our future success will depend on our ability to increase demand for our products by demonstrating to a broad spectrum of dentists and patients the potential performance advantages of our laser systems over traditional methods of treatment and over competitive laser systems, and our inability to do so could have a material adverse effect on our business, financial condition and results of operations. Historically, we have experienced long sales cycles because dentists have been, and could continue to be, slow to adopt new technologies on a widespread basis. As a result, we generally are required to invest a significant amount of time and resources to educate dentists about the benefits of our products in comparison to competing products and technologies before completing a sale, if any.

Any failure in our efforts to train dental practitioners could result in the misuse of our products, reduce the market acceptance of our products and have a material adverse effect on our business, financial condition and results of operations.

There is a learning process involved for dental practitioners to become proficient users of our laser systems. It is critical to the success of our sales efforts to adequately train a sufficient number of dental practitioners. Convincing dental practitioners to dedicate the time and energy necessary for adequate training is challenging, and we cannot provide assurance that we will be successful in these efforts. If dental practitioners are not properly trained, they could misuse or ineffectively use our products, or could be less likely to appreciate our laser systems. This could also result in unsatisfactory patient outcomes, patient injury, negative publicity, FDA regulatory action, or lawsuits against us, any of which could negatively affect our reputation and sales of our laser systems.

If future data proves to be inconsistent with our clinical results or if competitors’ products present more favorable results, our revenues could decline and our business, financial condition and results of operations could be materially and adversely affected.

If new studies or comparative studies generate results that are not as favorable as our clinical results, our revenues could decline. Additionally, if future studies indicate that our competitors’ products are more effective or safer than ours, our revenues could decline. Furthermore, dental practitioners could choose not to purchase our laser systems until they receive additional published long-term clinical evidence and recommendations from prominent dental practitioners that indicate our laser systems are effective for dental applications.

Our ability to use net operating loss carryforwards could be limited.

Section 382 of the Internal Revenue Code of 1986 (“IRC”) generally imposes an annual limitation on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone material changes in its stock ownership. In 2006, we completed an analysis to determine the applicability of the annual limitations imposed by IRC Section 382 caused by previous changes in our stock ownership and determined that such limitations should not be significant. Given our continued generation of losses since the 2006 study, we have not updated the study. However, we plan to update the study if we expect to utilize net operating loss carryforwards in any future year. If we experience an ownership change as defined in IRC Section 382, utilization of the net operating loss carryforwards, research and development credit carryforwards and other tax attributes, would be subject to an annual limitation under Section 382 of the IRC. In addition, our ability to utilize net operating loss carryforwards, research and development credit carryforwards and other tax attributes may be limited by other changes outside our control, such as changes to applicable tax law. Any limitation may result in the expiration of a portion of the net operating loss or research and development credit carryforwards before utilization. If we lose our ability to use net operating loss carryforwards, any income we generate will be subject to tax earlier than it would be if we were able to use net operating loss carryforwards, resulting in lower profits which could have a material adverse effect on our business, financial condition and results of operations.

We could incur problems in manufacturing our products.

In order to grow our business, we must expand our manufacturing capabilities to produce the systems and accessories necessary to meet any demand we may experience. We could encounter difficulties in increasing the production of our products, including problems involving production capacity and yields, quality control and assurance, component supply and shortages of qualified personnel. In addition, before we can begin to expand the commercial manufacture of our products, we must ensure that any such expansion of our manufacturing facilities, processes and quality systems, and the manufacture of our laser systems, will comply with FDA regulations governing facility compliance, quality control and documentation policies and procedures. In addition, our manufacturing facilities are subject to periodic inspections by the FDA, as well as various state agencies and foreign regulatory agencies. From time to time, we could expend significant resources in obtaining, maintaining and addressing our compliance with these requirements. Our success will depend in part upon our ability to manufacture our products in compliance with the FDA’s Quality System Regulation and other regulatory requirements. We have experienced quality issues with components of our products supplied by third parties, and we could continue to do so. Our future success depends on our ability to manufacture our products on a timely basis with acceptable manufacturing costs, while at the same time maintaining good quality control and complying with applicable regulatory requirements, and an inability to do so could have a material adverse effect on our product sales, cash collections from customers and our ability to meet operating cash flow requirements, which could have a material adverse effect on our business, financial condition and results of operations.

We could be subject to significant warranty obligations if our products are defective, which could have a material adverse effect on our business, financial condition and results of operations.

In manufacturing our products, we depend upon third parties for the supply of various components. Many of these components require a significant degree of technical expertise to design and produce. If we fail to adequately design, or if our suppliers fail to produce components to specification, or to comply with Quality System Regulation, or if the suppliers, or we, use defective materials or workmanship in the manufacturing process, the reliability and performance of our products will be compromised. We have experienced such non-compliance with manufacturing specifications in the past and could continue to experience such non-compliance in the future, which could lead to higher costs and reduced margins.

Our products could contain defects that cannot be repaired easily and inexpensively, and we have experienced in the past and could experience in the future some or all of the following:

•	loss of customer orders and delay in order fulfillment;

•	damage to our brand reputation;

•	increased cost of our warranty program due to product repair or replacement;

•	inability to attract new customers;

•	diversion of resources from our manufacturing and engineering and development departments into our service department; and

•	legal action.

Product liability claims against us could be costly and could harm our reputation.

The sale of dental and medical devices involves the risk of product liability claims against us. Claims could exceed our product liability insurance coverage limits. Our insurance policies are subject to various standard coverage exclusions, including damage to the product itself, losses from recall of our product, and losses covered by other forms of insurance, such as workers compensation. We cannot be certain that we will be able to successfully defend any claims against us, nor can we be certain that our insurance will cover all liabilities resulting from such claims. In addition, we cannot provide assurance that we will be able to obtain such insurance in the future on terms acceptable to us, or at all. Regardless of merit or eventual outcome, any product liability claim brought against us could result in harm to our reputation, decreased demand for our products, costs related to litigation, product recalls, loss of revenue, an increase in our product liability insurance rates, or the inability to secure coverage in the future, and could have a material adverse effect on our business by reducing cash collections from customers and limiting our ability to meet our operating cash flow requirements.

Our suppliers may not supply us with a sufficient amount or adequate quality of materials, which could have a material adverse effect on our business, financial condition and results of operations.

Our business depends on our ability to obtain timely deliveries of materials, components and subassemblies of acceptable quality and in acceptable quantities from third-party suppliers. We generally purchase components and subassemblies from a limited group of suppliers through purchase orders, rather than written supply contracts. Consequently, many of our suppliers have no obligation to continue to supply us on a long-term basis. In addition, our suppliers manufacture products for a range of customers, and fluctuations in demand for the products those suppliers manufacture for others could affect their ability to deliver components for us in a timely manner. Moreover, our suppliers could encounter financial hardships, be acquired, or experience other business events unrelated to our demand for components, which could inhibit or prevent their ability to fulfill our orders and satisfy our requirements.

Certain components of our products, particularly specialized components used in our laser systems, are currently available only from a single source or limited sources. For example, the crystal, fiber and hand pieces used in our Waterlase systems are each supplied by a separate single supplier. Our dependence on single-source suppliers involves several risks, including limited control over pricing, availability, quality and delivery schedules.

If any of our suppliers cease to provide us with sufficient quantities of our components in a timely manner or on terms acceptable to us, or ceases to manufacture components of acceptable quality, we could incur manufacturing delays and sales disruptions while we locate and engage alternative qualified suppliers, and we might be unable to engage acceptable alternative suppliers on favorable terms. In addition, we could need to reengineer our components, which could require product redesign and submission to the FDA of a 510(k) application, which could significantly delay production. Any interruption or delay in the supply of components or materials, or our inability to obtain components or materials from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to cancel orders or switch to competitive procedures. We are continually in the process of identifying and qualifying alternate source suppliers for our key components. There can be no assurance, however, that we will successfully identify and qualify an alternate source supplier for any of our key components or that we could enter into an agreement with any such alternate source supplier on terms acceptable to us, or at all.

We have significant international sales and are subject to risks associated with operating internationally.

International sales comprise a significant portion of our net revenue, and we intend to continue to pursue and expand our international business activities. For the fiscal years ended December 31, 2021, 2020, and 2019, international sales accounted for approximately 35%, 29% and 40% of our net revenue, respectively. Political, economic and health conditions outside the United States, could make it difficult for us to increase our international revenue or to operate abroad. For example, efforts to contain the outbreak of COVID-19 in Asia and Europe included travel restrictions and closures of dental offices and clinics, significantly adversely impacting our international sales in 2020.

In addition, international operations are subject to many inherent risks, which could have a material adverse effect on our revenues and operating cash flow, including among others:

•	adverse changes in tariffs and trade restrictions;

•	political, social and economic instability and increased security concerns;

•	fluctuations in foreign currency exchange rates;

•	longer collection periods and difficulties in collecting receivables from foreign entities;

•	exposure to different legal standards;

•	transportation delays and difficulties of managing international distribution channels;

•	reduced protection for our intellectual property in some countries;

•	difficulties in obtaining domestic and foreign export, import and other governmental approvals, permits and licenses, and compliance with foreign laws;

•	the imposition of governmental controls;

•	unexpected changes in regulatory or certification requirements;

•	difficulties in staffing and managing foreign operations; and

•	potentially adverse tax consequences and the complexities of foreign value-added tax systems.

We believe that international sales will continue to represent a significant portion of our net revenue, and we intend to expand our international operations further. In international markets where our sales are denominated in U.S. dollars, an increase in the relative value of the dollar against the currency in such markets could indirectly increase the price of our products in those markets and result in a decrease in sales. We do not currently engage in any transactions as a hedge against risks of loss due to foreign currency fluctuations. However, we could do so in the future.

Security breaches of our information technology systems could harm our reputation and customer relationships. Such breaches could subject us to significant reputational, financial, legal and operational consequences.

We rely on information systems in our business to obtain, rapidly process, analyze and manage data. Any failure by us or our third-party service providers to prevent or mitigate security breaches and improper access to or disclosure of our data could lead to a material disruption of our information systems and loss of business information. In addition, computer malware, viruses, software vulnerabilities, social engineering (predominantly spear phishing attacks), ransomware and general hacking have become more prevalent in the business environment, have occurred on our systems in the past, and may occur on our systems in the future. Such an attack could result in, among other things: the theft, destruction, loss, unavailability, misappropriation or release of confidential data and intellectual property; operational or business delays; cyber extortion; liability for a breach of personal financial and health information belonging to our customers and their patients or to our employees; and damage to our reputation.

Any of these results could have a material adverse effect on our business due to the time and expense to respond to such an attack, recover data, and remediate information system weaknesses, each of which would disrupt our daily business operations. Further, such an attack would expose us to a risk of loss, regulatory investigations, or litigation and possible liability, including under laws that protect the privacy of personal information.

In December 2021, we experienced a cybersecurity attack that caused a brief network disruption and impacted certain systems. We have taken actions to strengthen our existing systems and implement additional prevention measures, but there is no assurance that such actions will be effective.

Our revenue and operating results fluctuate due to seasonality and other factors, so you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

Our revenue typically fluctuates from quarter to quarter due to a number of factors, many of which are beyond our control. Revenue in the first quarter typically is lower than average, and revenue in the fourth quarter typically is stronger than average, due to the buying patterns of dental practitioners. We believe that this trend exists because a significant number of dentists purchase their capital equipment towards the end of the calendar year in order to maximize their practice earnings while seeking to minimize their taxes. They often use certain tax incentives, such as accelerated depreciation methods for purchasing capital equipment, as part of their year-end tax planning. In addition, revenue in the third quarter could be affected by vacation patterns, which can cause revenue to be flat or lower than in the second quarter of the year. Our historical seasonal fluctuations could also be impacted by sales promotions used by large dental distributors that encourage end-of-quarter and end-of-year buying in our industry.

The expenses we incur are based, in large part, on our expectations regarding future net revenue. Since many of our costs are fixed in the short term, we could be unable to reduce expenses quickly enough to avoid losses if we experience a decrease in expected net revenue. Accordingly, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

Litigation against us could be costly and time-consuming to defend and could materially and adversely affect our business, financial condition and results of operations.

We are from time to time involved in various claims, litigation matters and regulatory proceedings incidental to our business, including claims for damages arising out of the use of our products or services and claims relating to intellectual property matters, employment matters, commercial disputes, competition, sales and trading practices, environmental matters, personal injury and insurance coverage. Some of these lawsuits include claims for punitive as well as compensatory damages. The defense of these lawsuits could divert our management’s attention, and we could incur significant expenses in defending these lawsuits. In addition, we could be required to pay damage awards or settlements or become subject to unfavorable equitable remedies. Moreover, any insurance or indemnification rights that we could have may be insufficient or unavailable to protect us against potential loss exposures.

Our manufacturing operations are consolidated primarily in one facility. A disruption at this facility could result in a prolonged interruption of our business and have a material adverse effect on our business, financial condition and results of operations.

Substantially all of our manufacturing operations are located at our facility in Corona, California, which is near known earthquake fault zones. Although we have taken precautions to safeguard our facilities including disaster recovery planning and off-site backup of computer data, a natural disaster such as an earthquake, fire, or flood, could seriously harm our facility and significantly disrupt our operations. Additionally, labor disputes, maintenance requirements, power outages, equipment failures, civil unrest, or terrorist attacks affecting our Corona, California facility could significantly disrupt our operations. Our business interruption insurance coverage may not cover all or any of our losses from natural disasters or other disruptions.

If we lose our key management personnel, or are unable to attract or retain qualified personnel, it could adversely affect our ability to execute our growth strategy.

Our success is dependent, in part, upon our ability to hire and retain management, engineers, marketing and sales personnel and technical, research and other personnel who are in high demand and are often subject to competing employment opportunities. Our success will depend on our ability to retain our current personnel and to attract and retain qualified personnel in the future. Competition for senior management, engineers, marketing and sales personnel and other specialized technicians is intense and we may not be able to retain our personnel. If we lose the services of any executive officers or key employees, our ability to achieve our business objectives could be harmed or delayed, which could have a material adverse effect on our daily operations, operating cash flows, results of operations, and ultimately share price. In general, our officers could terminate their employment at any time without notice for any reason.

Failure to meet covenants in our debt agreements could result in acceleration of our payment obligations thereunder, and we may not be able to find alternative financing.

Under the Credit Agreement dated November 9, 2018, as amended from time to time, between BIOLASE, Inc. and SWK Funding LLC (“SWK”), we are required to maintain a specified amount of consolidated unencumbered liquid assets as of the end of each fiscal quarter, and, if we fall below those levels, generate minimum levels of revenue as of the end of each period specified in the Credit Agreement and maintain specified levels of consolidated EBITDA as of the end of each period specified in the Credit Agreement. Our ability to comply with these covenants may be affected by factors beyond our control.

If we fail to comply with the covenants contained in the Credit Agreement or if the Required Lenders (as defined in the Credit Agreement) contend that we have failed to comply with these covenants or any other restrictions, it could result in an event of default under the Credit Agreement, which would permit or, in certain events, require SWK to declare all amounts outstanding thereunder to be immediately due and payable. There can be no assurances that we will be able to repay all such amounts or able to find alternative financing in an event of a default. Even if alternative financing is available in an event of a default under the Credit Agreement, it may be on unfavorable terms, and the interest rate charged on any new borrowings could be substantially higher than the interest rate under the Credit Agreement, thus adversely affecting cash flows, results of operations, and ultimately, our ability to meet operating cash flow requirements.

The restrictive covenants in the Credit Agreement and BIOLASE’s obligation to make debt payments under the Credit Agreement may limit our operating and financial flexibility and may adversely affect the Company’s business, financial condition and results of operations.

The Credit Agreement imposes operating and financial restrictions and covenants, which may limit or prohibit our ability to, among other things:

•	incur additional indebtedness;

•	make investments, including acquisitions;

•	create liens;

•	make dividends, distributions or other restricted payments;

•	effect affiliate transactions;

•	enter into mergers, divisions, consolidations or sales of substantially all of our or our subsidiaries’ assets;

•	change business activities and issue equity interests; or

•	sell material assets (without using the proceeds thereof to repay the obligations under the Credit Agreement).

In addition, we are required to comply with certain financial covenants under the Credit Agreement as described above.

Such restrictive covenants in the Credit Agreement and our repayment obligations under the Credit Agreement could have adverse consequences to us, including:

•	limiting our ability to use cash;

•	limiting our flexibility in operating our business and planning for, or reacting to, changes in our business and our industry;

•

requiring the dedication of a substantial portion of any cash flow from operations to the payment of principal of, and interests on, the indebtedness, thereby reducing the availability of such cash flow to fund our operations, working capital, capital expenditures, future business opportunities and other general corporate purposes;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing;

•	limiting our ability to adjust to changing market conditions; and

•	placing us at a competitive disadvantage relative to our competitors who are less highly leveraged.

If we fail to comply with the terms of the Credit Agreement and there is an event of default, the creditor(s) may foreclose upon the assets securing our obligations thereunder.

To secure the performance of our obligations under the Credit Agreement, we granted SWK security interests in substantially all of the assets of BIOLASE and certain of our foreign and domestic subsidiaries. Our failure to comply with the terms of the Credit Agreement could result in an event of default thereunder. In that event, SWK will have the option to (and, in certain circumstances, will have the obligation to) foreclose on the assets of BIOLASE and certain of our subsidiaries pledged as collateral under the Credit Agreement or the other documents executed in connection with the Credit Agreement. The foreclosure on the Company’s assets could severely and negatively impact our business, financial condition and results of operations.

If we fail to comply with the reporting obligations of the Exchange Act and Section 404 of the Sarbanes-Oxley Act, or if we fail to maintain adequate internal control over financial reporting, our business, financial condition and results of operations, and investors’ confidence in us, could be materially and adversely affected.

As a public company, we are required to comply with the periodic reporting obligations of the Exchange Act, including preparing annual reports, quarterly reports and current reports. Our failure to prepare and disclose this information in a timely manner and meet our reporting obligations in their entirety could subject us to penalties under federal securities laws and regulations of NASDAQ expose us to lawsuits, and restrict our ability to access financing on favorable terms, or at all.

In addition, pursuant to Section 404 of the Sarbanes-Oxley Act, we are required to evaluate and provide a management report of our systems of internal control over financial reporting. During the course of the evaluation of our internal control over financial reporting, we could identify areas requiring improvement and could be required to design enhanced processes and controls to address issues identified through this review. This could result in significant delays and costs to us and require us to divert substantial resources, including management time, from other activities.

Any failure to maintain compliance with the requirements of Section 404 on a timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could, negatively impact the trading price of our stock, and adversely affect investors’ confidence in the Company and our ability to access capital markets for financing.

Risks Related to Our Intellectual Property

If the patents that we own or license, or our other intellectual property rights, do not adequately protect our technologies, we could lose market share to our competitors and be unable to operate our business profitably.

Our future success depends, in part, on our ability to obtain and maintain patent protection for our products and technology, to preserve our trade secrets and to operate without infringing the intellectual property of others. We rely on patents to establish and maintain proprietary rights in our technology and products. We currently possess a number of issued patents and patent applications with respect to our products and technology. However, we cannot ensure that any additional patents will be issued, that the scope of any patent protection will be effective in helping us address our competition, or that any of our patents will be held valid if subsequently challenged. It is also possible that our competitors could independently develop similar or more desirable products, duplicate our products, or design products that circumvent our patents. The laws of foreign countries may not protect our products or intellectual property rights to the same extent as the laws of the United States. In addition, there have been recent changes in the patent laws and rules of the U.S. Patent and Trademark Office, and there could be future proposed changes that, if enacted, have a significant impact on our ability to protect our technology and enforce our intellectual property rights. If we fail to protect our intellectual property rights adequately, our competitive position could be adversely affected, and there could be a material adverse effect on our business, financial condition and results of operations.

If third parties claim that we infringe their intellectual property rights, we could incur liabilities and costs and have to redesign or discontinue selling certain products, which could have a material adverse effect on our business, financial condition and results of operations.

We face substantial uncertainty regarding the impact that other parties’ intellectual property positions will have on dental and other medical laser applications. The medical technology industry has in the past been characterized by a substantial amount of litigation and related administrative proceedings regarding patents and intellectual property rights. From time to time, we have received, and we expect to continue to receive, notices of claims of infringement, misappropriation, or misuse of other parties’ proprietary rights. Some of these claims could lead to litigation. We may not prevail in any future intellectual property infringement litigation given the complex technical issues and inherent uncertainties in litigation. Any claims, with or without merit, could be time-consuming and distracting to management, result in costly litigation, or cause product shipment delays. Adverse determinations in litigation could subject us to significant liability and could result in the loss of proprietary rights. A successful lawsuit against us could also force us to cease selling or redesign products that incorporate the infringed intellectual property. Additionally, we could be required to seek a license from the holder of the intellectual property to use the infringed technology, and we may not be able to obtain a license on acceptable terms, or at all.

Risks Related to Our Regulatory Environment

Changes in government regulation, failure to comply with government regulation or the inability to obtain or maintain necessary government approvals could have a material adverse effect on our business, financial condition and results of operations.

Our products are subject to extensive government regulation, both in the United States and globally. To clinically test, manufacture and market products for human use, we must comply with regulations and safety standards set by the FDA and comparable state and foreign agencies. Regulations adopted by the FDA are wide-ranging and govern, among other things, product design, development, manufacture and control testing, labeling control, storage, advertising, marketing and sales. Generally, products must meet regulatory standards as safe and effective for their intended use before being marketed for human applications. The clearance and approval process is expensive, time-consuming and uncertain. Failure to comply with applicable regulatory requirements of the FDA can result in an enforcement action, which could include a variety of sanctions, including fines, injunctions, civil penalties, recall or seizure of our products, operating restrictions, partial suspension, or total shutdown of production and criminal prosecution. The failure to receive or maintain requisite approvals for the use of our products or processes, or significant delays in obtaining such clearances or approvals, could prevent us from developing, manufacturing and marketing products and services necessary for us to remain competitive.

If we develop new products and applications or make any significant modifications to our existing products or labeling, we will need to obtain additional regulatory clearances or approvals. Any modification that could significantly affect a product’s safety or effectiveness, or that would constitute a change in its intended use, will require a new FDA 510(k) clearance. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or Premarket Approval (“PMA”) is obtained. If 510(k) clearance is denied and a PMA application is required, we could be required to submit substantially more data and conduct human clinical testing and would very likely be subject to a significantly longer review period.

Products sold in international markets are also subject to the regulatory requirements of each respective country or region. The regulations of the European Union require that a device have the CE Mark, indicating conformance with European Union laws and regulations before it can be marketed in the European Union. The regulatory international review process varies from country to country. We rely on our distributors and sales representatives in the foreign countries in which we market our products to comply with the regulatory laws of such countries. Failure to comply with the laws of such countries could prevent us from continuing to sell products in such countries. In addition, unanticipated changes in existing regulatory requirements or the adoption of new requirements could impose significant costs and burdens on us, which could increase our operating expenses.

Changes in health care regulations in the U.S. and elsewhere could adversely affect the demand for our products as well as the way in which we conduct our business and operations. For example, in 2010, President Obama signed the Affordable Care Act into law, which included various reforms impacting Medicare coverage and reimbursement, including revision to prospective payment systems, any of which could adversely impact any Medicare reimbursements received by our end-user customers. New legislation may be enacted as President Biden and Congress consider further reform. In addition, as a result of the focus on health care reform, there is risk that Congress could implement changes in laws and regulations governing health care service providers, including measures to control costs, and reductions in reimbursement levels. We cannot be sure that government or private third-party payers will cover and reimburse the procedures using our products, in whole or in part, in the future, or that payment rates will be adequate. If providers cannot obtain adequate coverage and reimbursement for our products, or the procedures in which they are used, our business, results of operations and financial condition could suffer.

We could be subject to, or otherwise affected by, federal and state health care laws, including fraud and abuse and health information privacy and security laws, and we could face substantial penalties if we are unable to fully comply with such regulations.

We are directly or indirectly, through our customers, subject to extensive regulation by both the federal government and the states and foreign countries in which we conduct our business. If our past or present operations are found to be in violation of governmental laws or regulations to which we or our customers are subject, we may be subject to penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, possible exclusion from participation in federal and state funded healthcare programs, contractual damages and the curtailment or restricting of our operations, as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws. This could harm our ability to operate our business and our financial results. If we are required to obtain permits or licensure under these laws that we do not already possess, we could become subject to substantial additional regulation or incur significant expense. Any penalties, damages, fines, or curtailment or restructuring of our operations could be significant. The risk of potential non-compliance is increased by the fact that many of these laws have not been fully interpreted by applicable regulatory authorities or the courts, and their provisions are open to a variety of interpretations and additional legal or regulatory change. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business, damage our reputation and cause a material adverse effect on sales, cash collections and our ability to meet operating cash flow requirements.

Changes to the reimbursement rates for procedures performed using our products and measures to reduce healthcare costs may adversely impact our business.

Dentists and other health care providers that purchase and use our products may rely on third-party payers, including Medicare, Medicaid, and private payers to cover and reimburse all or part of the cost of the procedures performed using our products. As a result, coverage and reimbursement of the procedures using our products is dependent in part on the policies of these payers. There is a significant trend in the healthcare industry by public and private payers to contain or reduce their costs, including by taking the following steps, among others: decreasing the portion of costs payers will cover, ceasing to provide full payment for certain products or procedures depending on outcomes, or not covering certain products or procedures at all. If payers implement any of the foregoing with respect to our procedures performed using our products, it would have an adverse impact on our revenue and results of operations.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future. Any reduction in reimbursement rates for dental procedures using our products may adversely affect our customers’ businesses and cause them to enact cost reduction measures, which could result in reduced demand for our product or additional pricing pressures.

We could be exposed to liabilities under the FCPA, and any determination that we violated the FCPA could have a material adverse effect on our business, financial condition and results of operations.

In light of our operations outside the United States, we are subject to the FCPA, which generally prohibits companies and their intermediaries from offering to pay, promising to pay, or authorizing the payment of money or anything of value to non-U.S. officials for the purpose of influencing any act or decision of the foreign official in his/her capacity or to secure any other improper advantage to obtain or retain business. Violation of the anti-bribery provisions of the FCPA can result in criminal fines of up to $2 million and civil penalties of up to $23,011 for each violation. Individuals, including officers, directors, stockholders and agents of companies, can be subject to a criminal fine of up to $250,000 and imprisonment, in addition to civil penalties of up to $23,011, per violation. Also, under the alternative fines provision of the FCPA an individual or entity can be fined an amount of up to twice the gross pecuniary gain or loss from a violation. We could be held liable for actions taken by our distributors in violation of the FCPA, even though such partners are foreign companies that may not be subject to the FCPA. Any determination that we violated the FCPA could result in sanctions that could have a material adverse effect on our business, financial condition and results of operations.

Product sales or introductions could be delayed or canceled as a result of the FDA regulatory requirements applicable to laser products, dental devices, or both, which could cause our sales or profitability to decline and have a material adverse effect on our business, financial condition and results of operations.

The process of obtaining and maintaining regulatory approvals and clearances to market a medical device from the FDA and similar regulatory authorities abroad can be costly and time-consuming, and we cannot provide assurance that such approvals and clearances will be granted. Pursuant to FDA regulations, unless exempt, the FDA permits commercial distribution of a new medical device only after the device has received 510(k) clearance or is the subject of an approved PMA. The FDA will clear marketing of a medical device through the 510(k) process if it is demonstrated that the new product is substantially equivalent to other 510(k)-cleared products. The PMA process is more costly, lengthy and uncertain than the 510(k) process, and must be supported by extensive data, including data from preclinical studies, and human clinical trials. Because we cannot provide assurance that any new products, or any product enhancements, that we develop will be subject to the shorter 510(k) clearance process, significant delays in the introduction of any new products or product enhancement could occur. We cannot provide assurance that the FDA will not require a new product or product enhancement to go through the lengthy and expensive PMA process. Delays in obtaining regulatory clearances and approvals could:

•	delay or eliminate commercialization of products we develop;

•	require us to perform costly additional procedures;

•	diminish any competitive advantages that we may attain; and

•	reduce our ability to collect revenues or royalties.

Although we have obtained 510(k) clearance from the FDA to market our dental laser systems, we cannot provide assurance that we will not be required to obtain new clearances or approvals for modifications or improvements to our products.

Our marketed products may be used by healthcare practitioners for indications that are not cleared or approved by the FDA. If the FDA finds that we marketed our products in a manner that promoted off-label use, we may be subject to civil or criminal penalties.

Under the United States Federal Food, Drug, and Cosmetic Act and other laws, we are prohibited from promoting our products for off-label uses. This means that we may not make claims about the use of any of our marketed medical device products outside of their approved or cleared indications, and that our website, advertising, promotional materials and training methods and materials may not promote or encourage unapproved uses. Note, however, that the FDA does not generally restrict healthcare providers from prescribing products for off-label uses (or using products in an off-label manner) in their practice of medicine. Should the FDA determine that our activities constitute the promotion of off-label uses, the FDA could bring action to prevent us from distributing our devices for the off-label use and could impose fines and penalties on us and our executives. In addition, failure to follow FDA rules and guidelines relating to promotion and advertising can result in, among other things, the FDA’s refusal to approve or clear other products in our pipeline, the withdrawal of an approved product from the market, product recalls, fines, disgorgement of profits, operating restrictions, injunctions, or criminal prosecutions. Any of these adverse regulatory actions could result in substantial costs and could significantly and adversely impact our reputation and divert management’s attention and resources, which could have a material adverse effect on our business.

Our products are subject to recalls and other regulatory actions after receiving FDA clearance or approval.

The FDA and similar governmental bodies in other countries have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. A government mandated or voluntary recall by us could occur as a result of component failures, manufacturing errors, or design defects, including errors in labeling or other safety issues. Any recall would divert management’s attention and financial resources and harm our reputation with customers. Any recall involving our laser systems would be particularly harmful to us, because our laser systems comprise such an important part of our portfolio of products. However, any recall could have a material adverse effect on our business, financial condition and results of operations.

If we or our third-party manufacturers fail to comply with the FDA’s QSR, our business would suffer.

We and our third-party manufacturers are required to demonstrate and maintain compliance with the FDA’s QSR. The QSR is a complex regulatory scheme that covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of our product. The FDA enforces the QSR through periodic unannounced inspections. We anticipate that in the future we will be subject to such inspections. Our failure, or the failure of our third-party manufacturers, to take satisfactory corrective action in response to an adverse QSR inspection could result in enforcement actions, including a public warning letter, a shutdown of our manufacturing operations, a recall of our product, civil or criminal penalties, or other sanctions, which could have a material adverse effect on our business, financial condition and results of operations.

If our product causes or contributes to a death or a serious injury, or malfunctions in certain ways, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA’s medical device reporting regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would be likely to cause or contribute to death or serious injury if the malfunction of the device were to recur. If we fail to report these events to the FDA within the required timeframes, or at all, the FDA could take enforcement action against us. Any such adverse event involving our devices could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as mounting a defense to a legal action, if one were to be brought, would require the dedication of our time and capital, distract management from operating our business, and could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Stock

Failure to meet NASDAQ’s continued listing requirements could result in the delisting of our common stock, negatively impact the price of our common stock and negatively impact our ability to raise additional capital.

We have received deficiency letters from NASDAQ in the past. For example, on May 24, 2021, and December 3, 2019, we received deficiency letters from NASDAQ’s Listing Qualifications Department (the “Staff”), notifying us that we violated the continued listing requirements of NASDAQ Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”), which requires that BIOLASE common stock maintain a minimum bid price of at least $1.00 per share, and on March 31, 2020, we received a deficiency letter from NASDAQ notifying us that, based on the Company’s stockholders’ equity of $377,000 as of December 31, 2019, as reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, we were no longer in compliance with the minimum stockholders’ equity requirement for continued listing on NASDAQ under NASDAQ Listing Rule 5550(b)(1), which requires listed companies to maintain stockholders’ equity of at least $2.5 million.

As of the date of this prospectus, we are in compliance with NASDAQ Listing Rule 5550(b)(1) and the Minimum Bid Price Rule. However, in the future if we fail to comply with NASDAQ Listing Rule 5550(b)(1) and the Minimum Bid Price Rule, our common stock may be subject to delisting. If that were to occur, our common stock would be subject to rules that impose additional sales practice requirements on broker-dealers who sell our securities. The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from effecting transactions in our common stock. This would adversely affect the ability of investors to trade our common stock and would adversely affect the value of our common stock. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our common stock.

Our stock price has been, and could continue to be, volatile.

There has been significant volatility in the market price and trading volume of equity securities, which may be unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations could negatively affect the market price of our stock. The market price and volume of our common stock could fluctuate, and in the past has fluctuated, more dramatically than the stock market in general. During the 12 months ended September 30, 2022, the market price of our common stock has ranged from a high of $15.73 per share to a low of $2.43 per share. Stockholders may not be able to resell their shares at or above the price they paid for them due to fluctuations in the market price of our stock caused by changes in our operating performance or prospects or other factors. Some factors, in addition to the other risk factors identified above, that could have a significant effect on our stock market price include, but are not limited to, the following:

•	actual or anticipated fluctuations in our operating results or future prospects;

•	our announcements or our competitors’ announcements of new products;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations, or principles;

•	changes in our growth rates or our competitors’ growth rates;

•	developments regarding our patents or proprietary rights or those of our competitors;

•	our inability to raise additional capital as needed;

•	concerns or allegations as to the safety or efficacy of our products;

•	changes in financial markets or general economic conditions;

•	sales of stock by us or members of our management team, our Board, our significant stockholders, or certain institutional stockholders; and

•	changes in stock market analyst recommendations or earnings estimates regarding our stock, other comparable companies or our industry generally.

Stockholders could experience substantial dilution of their investment as a result of future sales of our equity, subsequent exercises of our outstanding warrants and options, or the future grant of equity by us.

We may choose to raise additional capital from time to time, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional funds through the future sale of equity or convertible securities, the issuance of such securities will result in dilution to our stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per Unit or Pre-Funded Unit paid by investors in the offering. Investors purchasing shares or other securities in the future could have rights superior to existing stockholders.

In addition, stockholders could experience substantial dilution of their investment as a result of subsequent exercises of outstanding warrants and outstanding options and vesting of restricted stock units issued as compensation for services performed by employees, directors, consultants and others, warrants issued in past sales of our equity, or the grant of future equity-based awards. As of September 30, 2022, an aggregate of 963,426 shares of common stock were reserved for issuance under our equity incentive plans, 29,702 of which were subject to options, 498,418 of which were subject to restricted stock units, 32,291 shares were subject to outstanding stock appreciation rights, and 403,015 shares were subject to outstanding phantom restricted stock units. In addition, as of September 30, 2022, 2,642,819 shares of our common stock were subject to warrants at a weighted-average exercise price of $9.88 per share. To the extent that outstanding warrants or options are exercised, our existing stockholders could experience dilution.

We rely heavily on equity awards to motivate current employees and to attract new employees. The grant of future equity awards by us to our employees and other service providers could further dilute our stockholders’ interests in the Company.

Because we do not intend to pay cash dividends, our stockholders will benefit from an investment in our common stock only if it appreciates in value.

We intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend entirely upon any future appreciation. There is no guarantee that our common stock will appreciate in value or even maintain the price at which our stockholders purchased their shares.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our common stock will depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. There can be no assurance that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our share price would likely decline. If one or more of these analysts cease coverage of the Company or fail to regularly publish reports on the Company, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

USE OF PROCEEDS

We estimate that the net proceeds to us from the offering will be approximately $            million, or approximately $             million if the underwriters exercise their over-allotment option in full for shares of common stock and Warrants, after deducting the underwriting discount and estimated offering expenses payable by us, assuming the exercise of all Pre-Funded Warrants sold in this offering. This estimate excludes the proceeds, if any, from the exercise of the Warrants sold in the offering. If all of the Warrants sold in the offering were exercised for cash, we would receive additional net proceeds of approximately $            million. We cannot predict when or if these Warrants will be exercised. It is possible that these Warrants may expire and may never be exercised.

The precise amount and timing of the application of such net proceeds will depend upon our funding requirements and the availability and cost of other funds. Our Board and management will have considerable discretion in the application of the net proceeds from this offering, and it is possible that we may allocate the proceeds differently than investors in the offering may desire or that we may fail to maximize the return on these proceeds. You will be relying on the judgment of our management with regard to the use of proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

We intend to use the proceeds of this offering for working capital and for general corporate purposes.

We may temporarily invest the net proceeds in short-term, interest-bearing instruments or other investment-grade securities.

DILUTION

If you purchase securities in the offering, you will experience immediate dilution to the extent of the difference between the public offering price per share included as part of the Units or that may be issued upon the exercise of any Pre-Funded Warrants included as part of the Pre-Funded Units and our net tangible book value per share immediately after the offering. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of outstanding shares of our common stock. As of September 30, 2022, our net tangible book value was approximately $10.9 million, or approximately $1.53 per share.

After giving effect to the sale by us of securities in the offering, assuming the exercise of any Pre-Funded Warrants that are sold in the offering, no exercise of the underwriter’s over-allotment option and no exercise of any of the Warrants, and after deducting the underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2022 would have been approximately $            million, or approximately $            per share. This represents an immediate increase in net tangible book value of $            per share to existing stockholders and an immediate dilution of $            per share to new investors purchasing Units and Pre-Funded Units (assuming the exercise of any Pre-Funded Warrants) in this offering.

The following table illustrates this dilution on a per-share basis (unaudited):

Public offering price per share of common stock			$
Net tangible book value per share as of September 30, 2022		$1.53
Increase per share attributable to the offering	$

As adjusted net tangible book value per share after the offering			$

Dilution per share to new investors participating in the offering			$

The information above is as of September 30, 2022, and excludes, as of that date (vested and unvested):

•	52,307 shares of our common stock issuable upon the exercise of stock options, with a weighted-average exercise price of $74.95 per share;

•	410,493 shares of our common stock issuable upon the settlement of outstanding restricted stock units;

•	2,642,819 shares of our common stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $9.88 per share;

•

403,015 shares of our common stock that may be issued, at the sole discretion of our board of directors, upon the settlement of outstanding phantom restricted stock units, which may also be settled, at the sole discretion of our board of directors, in cash; and

•

32,291 shares of our common stock that may be issued, at the sole discretion of our board of directors, upon the settlement of outstanding stock appreciation rights, which may also be settled, at the sole discretion of our board of directors, in cash.

DIVIDEND POLICY

We have not declared or paid dividends to stockholders since inception and do not plan to pay cash dividends in the foreseeable future. We currently intend to retain earnings, if any, to finance our growth.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2022:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the sale of            Units in the offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the use of proceeds therefrom.

You should read the following table in conjunction with the sections entitled “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus and our unaudited consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, incorporated herein by reference.

	As of September 30, 2022
	Actual (unaudited)	As Adjusted
	(in thousands, except per share data)
Cash and cash equivalents	$9,960	$

Debt, including current portion:
Loans	$13,450		$13,450
Discount and debt issuance costs on term loan	(657)		(657)

Total long term debt, net	12,793		12,793

Stockholders’ equity:
Preferred stock, par value $0.001 per share; 1,000 shares authorized; 0 shares issued and outstanding	—		—
Common stock, par value $0.001 per share; 180,000 shares authorized, 7,144 shares issued and 7,142 shares outstanding, actual, shares issued and shares outstanding, as adjusted	7
Additional paid-in capital	301,196
Accumulated other comprehensive loss	(1,038)
Accumulated deficit	(286,307)

Total stockholders’ equity	13,858

Total capitalization	$26,651	$

MANAGEMENT

Executive Officers

At September 30, 2022, the executive officers of the Company were as follows:

Name	Age	Position
John R. Beaver	61	President and Chief Executive Officer
Jennifer Bright	51	Chief Financial Officer
Steven Sandor	42	Chief Operating Officer

John R. Beaver was named President and Chief Executive Officer in February 2021, and was previously the Company’s Executive Vice President, Chief Operating Officer and Chief Financial Officer. He joined the Company in 2017 as Senior Vice President and Chief Financial Officer. He assumed roles of varying responsibilities over the past few years, including Interim Chief Executive Officer of the Company. Prior to joining the Company, Mr. Beaver served as the Chief Financial Officer of Silicor Materials, Inc., a global leader in the production of solar silicon, from 2009 to 2013 and 2015 to 2017. Mr. Beaver also served on the Board of Directors of Silicor Materials, Inc. from 2013 to 2015. From 2013 to 2015, Mr. Beaver was Chief Financial Officer for Modumetal, Inc., a nano-laminated alloy company focused on oil and gas applications. Prior to 2009, Mr. Beaver was Senior Vice President—Finance and Chief Financial Officer at Sterling Chemicals, a mid-sized public commodity chemical manufacturer. Mr. Beaver holds a Bachelor of Business Administration in Accounting from the University of Texas at Austin and is a Certified Public Accountant.

Jennifer Bright was named Chief Financial Officer in July 2022. From April 2021 until her appointment as Chief Financial Officer, Ms. Bright was the Company’s Vice President of Finance and Accounting Director. Ms. Bright, 51, is a certified public accountant with more than 25 years of professional accounting and finance experience. From June 2020 to December 2020 she was consulting as Interim Director of Accounting at Spectrum Pharmaceuticals and as Corporate Controller at Kellermeyer Bergensons Services from November 2018 to April 2020. Previously, Ms. Bright held senior accounting director and controller positions at Advantage Solutions, Inc., Crunch Holdings, LLC, Apria Healthcare Group, Inc., and Richmond American Homes, and was a Supervising Senior Auditor at the accounting firm of PricewaterhouseCoopers LLP. Ms. Bright holds a B.A. degree in Business Administration from the University of Washington.

Steven Sandor was named Chief Operating Officer in July 2022. From April 2019 until his appointment as Chief Operating Officer, Mr. Sandor served in several positions of increasing responsibility at the Company, and was most recently Senior Director of Commercial Operations and Service. From October 2016 to April 2019 he was Director of Global Training at KaVo Kerr and from May 2014 to May 2016 he was Sales Development Manager. Previously, Mr. Sandor held managerial positions at Sybron Endo, Sybron Orascoptic and AT&T, and served in the United States Coast Guard. Mr. Sandor holds an Executive Masters in Business Administration from Chapman University.

Board of Directors

At September 30, 2022, the Company’s Board of Directors consisted of seven directors whose term of office expires at our 2023 annual meeting of stockholders.

Name	Age	Director Since
John R. Beaver	61	March 2021
Jonathan T. Lord, M.D.	68	August 2014
Kathleen T. O’Loughlin, D.D.S.	72	August 2021
Jess Roper	58	June 2018
Martha Somerman, D.D.S.	76	August 2021
Carol Gomez Summerhays, D.D.S.	69	August 2021
Kenneth P. Yale, D.D.S., J.D.	66	April 2022

John R. Beaver is our President and Chief Executive Officer. Refer to his biography under “Management—Executive Officers.”

Jonathan T. Lord, M.D. is a board-certified forensic pathologist and Fellow of the College of American Pathologists. From March 2012 to January 2013, Dr. Lord was the Chief Operating Officer of the University of Miami Leonard M. Miller School of Medicine and the Uhealth-University of Miami Health System, a healthcare network in south Florida. From August 2011 to March 2012, Dr. Lord served as the Chief Innovation Officer at the University of Miami, Florida. From April 2009 to January 2010, Dr. Lord served as President and Chief Executive Officer of Navigenics, Inc., a privately held healthcare company. Prior to this role, he served as a senior executive in a variety of healthcare organizations including the Anne Arundel Medical Center and SunHealth and served as the Chief Operating Officer of the American Hospital Association. Dr. Lord is also the former Chief Innovation Officer and Senior Vice President of Humana Inc. He began his medical career in the U.S. Navy, serving for 11 years in a number of leadership roles in the Navy Medical Department. From 2008 to 2017, Dr. Lord served on the board of directors of DexCom, Inc., a medical device company focused on the design, development and commercialization of continuous glucose monitoring systems, and from 2010 to 2017, he served as its Chairman. Dr. Lord previously served as a director of Stericycle, Inc., a publicly traded medical and pharmaceutical waste management company, and MAKO Surgical Corp., a publicly traded medical device company that was sold to Stryker Corp. in 2013. Dr. Lord also serves or has served as a director of a number of private companies. Dr. Lord received a Bachelor of Science degree in Chemistry and a Doctor of Medicine degree from the University of Miami. Dr. Lord has also earned certificates in Governance and Audit from Harvard Business School. Mr. Lord brings to our Board wide-ranging business and operational experience, including expertise in business transactions.

Kathleen T. O’Loughlin, D.D.S. is the immediate past Executive Director of the American Dental Association. Previously, Dr. O’Laughlin served as Chief Dental Officer of United Health Group, and from 2002 to 2008 she served as President and Chief Executive Officer of Delta Dental of Massachusetts. Dr. O’Laughlin serves on the Board of Directors of the American Dental Association and previously served as a Trustee at Tufts University. Dr. O’Laughlin received her Masters in Public Health from Harvard University, a Doctor of Dental Medicine, Summa Cum Laude, from Tufts University, and a B.A from Boston University. Dr. O’Laughlin brings to the Board comprehensive dental industry experience and understanding.

Jess Roper most recently served as the Senior Vice President and Chief Financial Officer of DexCom, Inc., where he held executive leadership positions from 2005 until retiring in April 2017. DexCom, Inc. is a medical device company focused on the design, development and commercialization of continuous glucose monitoring systems. While at DexCom, Inc., Mr. Roper also served as its Vice President and Chief Financial Officer and as the Director of Finance. During his tenure, DexCom, Inc. transitioned from a pre-revenue privately held medical device company to a multi-national, publicly traded entity. Mr. Roper previously held financial management positions with two other publicly traded companies and one venture-funded company. Earlier in his career, Mr. Roper was an auditor with PricewaterhouseCoopers and a bank and information systems examiner with the Office of the Comptroller of the Currency. Mr. Roper has a Master of Science degree in Corporate Accountancy and a Bachelor of Science degree in Business Administration in Finance from San Diego State University. He is a Certified Public Accountant and member of the Corporate Directors Forum. Mr. Roper brings to our Board business and operational experience, including capital markets experience.

Martha Somerman, D.D.S. is the Chief Field Editor of Frontiers in Dental Medicine and an affiliate member of the National Institute of Dental and Craniofacial Research (NIDCR), National Institutes of Health (NIH). She was the Director of NIDCR from August 2011 to December 2019 and the Principal Investigator of the Laboratory of Oral Tissue Biology, National Institute of Arthritis and Musculoskeletal and Skin Diseases/NIH from August 2011 to May 2021. Prior to becoming NIDCR director, Dr. Somerman was Dean of the University of Washington School of Dentistry, a position she held since 2002. From 1991 to 2002, Dr. Somerman was on the faculty of the University of Michigan School of Dentistry where she served as a professor and chair of periodontics/prevention and geriatrics. From 1984 to 1991, Dr. Somerman was on the faculty of the Baltimore

College of Dental Surgery. Dr. Somerman received a bachelor’s degree in biology and a D.D.S. from New York University, a Masters in Environmental Health from Hunter College, and a Ph.D. in Pharmacology from the University of Rochester. She completed her periodontal residency at the Eastman Dental Center in Rochester, New York and is a diplomat of the American Board of Periodontology. Dr. Somerman brings to the Board extensive clinical dental, periodontal, academic, and governmental research experience.

Carol Gomez Summerhays, D.D.S. is currently the Chair of the Board of Councilors of the University of Southern California Ostrow School of Dentistry and is a former President of the American Dental Association and President of the California Dental Association. Dr. Summerhays worked in private dental practice from 1982-2015. Dr. Summerhays served in the United States Navy Dental Corps from 1974 to 1989. Dr. Summerhays received her Doctor of Dental Surgery from University of Southern California, and B.S. from University of San Francisco. Dr. Summerhays brings to the Board wide-ranging dental market and industry experience as well as private dental practice experience.

Kenneth P. Yale, D.D.S., J.D. is a healthcare consultant to the United States Department of Defense, a position he has held since March 2020. Prior to his current government service, Dr. Yale held positions as the Chief Clinical Officer at Delta Dental, Vice President of Clinical Solutions and Medical Director at Aetna, Chief Executive at UnitedHealth Group MSO, and Corporate VP of Matria Healthcare and CorSolutions. He was also Founder and CEO of Advanced Health Solutions, CEO of Health Solutions Network, and SVP and General Counsel for EduNeering, an Internet content company. Dr. Yale also served as Chief of Staff of the White House Office of Science and Technology and Executive Director of the White House Domestic Policy Council. Dr. Yale received a D.D.S. in Dentistry from the University of Maryland and a J.D. in Law, Science and Medicine from Georgetown University. Dr. Yale brings to the Board multi-disciplinary clinical, dental, and legal expertise with deep industry understanding.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

Units

We are offering the Units at a public offering price of $            per Unit. Each Unit consists of one share of our common stock and a Warrant to purchase one share of our common stock at an exercise price equal to $            , which is     % of the public offering price of the Units. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The common stock and Warrants are immediately separable, will be issued separately in this offering and may be transferred separately immediately upon issuance.

Pre-Funded Units

We are offering the Pre-Funded Units at a price equal to the price per Unit, minus $0.01, and the exercise price of each Pre-Funded Warrant included in the Pre-Funded Unit will be $0.01 per share of our common stock. Each Pre-Funded Unit consists of one Pre-Funded Warrant to purchase one share of our common stock and a Warrant to purchase one share of our common stock. The Pre-Funded Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Pre-Funded Warrants and Warrants are immediately separable, will be issued separately in this offering and may be transferred separately immediately upon issuance.

Common Stock

The material terms of our common stock are described under the caption “Description of Capital Stock” in this prospectus.

Warrants

Warrants Included in the Units and Pre-Funded Units

The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the form of Warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions set forth in form of Warrant.

Exercisability.    The Warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common stock underlying the warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the common stock underlying the Warrants under the Securities Act is not effective or available the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Warrant. No fractional shares will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation.    A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price.    The exercise price per whole share of our common stock purchasable upon exercise of the Warrants is $            per share, which is    % of the public offering price per Unit. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability.    Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

No Listing.    There is no established public trading market for the Warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Warrants on any securities exchange or trading system. Without an active market, the liquidity of the Warrants will be limited.

Fundamental Transactions.    In the event of a “fundamental transaction,” as defined in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder.    Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our common stock, the holder of a Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Warrant.

Governing Law.    The Warrants are governed by New York law.

Pre-Funded Warrants Included in the Pre-Funded Units

The following summary of certain terms and provisions of the Pre-Funded Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the form of Pre-Funded Warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions set forth in the form of Pre-Funded Warrant.

The term “pre-funded” refers to the fact that the purchase price of our common stock in this offering includes almost the entire exercise price that will be paid under the Pre-Funded Warrants, except for a nominal remaining exercise price of $0.01. The purpose of the Pre-Funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to make an investment in the Company without triggering their ownership restrictions, by receiving Pre-Funded Warrants in lieu of our common stock which would result in such ownership of more than 4.99% (or 9.99%), and receive the ability to exercise their option to purchase the shares underlying the Pre-Funded Warrants at such nominal price at a later date.

Exercise of Pre-Funded Warrants.    Each Pre-Funded Warrant is exercisable for one share of our common stock, with an exercise price equal to $0.01 per share, at any time that the Pre-Funded Warrant is outstanding. There is no expiration date for the Pre-Funded Warrants. The holder of a Pre-Funded Warrant will not be deemed a holder of our underlying common stock until the Pre-Funded Warrant is exercised.

Exercise Limitation.    Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the common stock then outstanding after giving effect to such exercise.

Exercise Price.    The exercise price and the number of shares of common stock issuable upon exercise of the Pre-Funded Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The Pre-Funded Warrant holders must pay the exercise price in cash upon exercise of the Pre-Funded Warrants.

Transferability.    Subject to applicable laws, the Pre-Funded Warrants may be offered for sale, sold, transferred or assigned without our consent.

No Listing.    There is no established public trading market for the Pre-Funded Warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Pre-Funded Warrants on any securities exchange or trading system. Without an active market, the liquidity of the Pre-Funded Warrants will be limited.

Fundamental Transactions.    In the event of a “fundamental transaction,” as defined in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder.    Prior to the exercise of any Pre-Funded Warrants to purchase common stock, holders of the Pre-Funded Warrants will not have any of the rights of holders of common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Governing Law.    The Pre-Funded Warrants are governed by New York law.

PRINCIPAL STOCKHOLDERS

As of November 11, 2022, there was no person, entity or group known to the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of our common stock based on a review of publicly available statements of beneficial ownership filed with the SEC and Company records.

The following table sets forth the beneficial ownership of shares of our common stock as of November 11, 2022, and as adjusted to reflect the sale of the securities offered by us in this offering (assuming the exercise of all Pre-Funded Warrants and no exercise of Warrants), by (i) each current director and director nominee, (ii) each named executive officer and (iii) all current directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable. Percentage ownership is based on 7,145,529 shares of our common stock outstanding as of November 11, 2022. Shares underlying stock options or warrants exercisable within 60 days of November 11, 2022 are deemed outstanding for the purpose of computing the percentage ownership of the person or persons holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other persons.

Name	Shares of Common Stock		Percentage of Voting Common Stock Beneficially Owned Before this Offering		Percentage of Voting Common Stock Beneficially Owned After this Offering
John R. Beaver	18,989	(1)		*		*
Jonathan T. Lord, M.D.	63,462	(2)		*		*
Kathleen T. O’Loughlin, D.D.S.	3,958	(3)		*		*
Jess Roper	18,287	(4)		*		*
Martha Somerman, D.D.S.	3,958	(5)		*		*
Carol Gomez Summerhays, D.D.S.	3,958	(6)		*		*
Kenneth P. Yale, D.D.S., J.D.	—			*		*
Jennifer Bright	9,000	(7)		*		*
Steve Sandor	7,267	(8)		*		*
All current directors and executive officers as a group (9 persons)	128,879		1.9%			%

*	Represents less than 1%.
(1)	Includes vested options to purchase 6,666 shares of our common stock. Excludes 65,007 RSUs contributed into the Company’s deferred compensation plan.
(2)	Includes vested options to purchase 25,340 shares of our common stock.
(3)	Includes vested options to purchase 3,958 shares of our common stock.
(4)	Includes vested options to purchase 11,948 shares of our common stock . Excludes 7,409 RSUs contributed into the Company’s deferred compensation plan
(5)	Includes vested options to purchase 3,958 shares of our common stock.
(6)	Includes vested options to purchase 3,958 shares of our common stock.
(7)	Includes vested options to purchase 337 shares of our common stock. Excludes 34 shares of common stock issuable upon exercise of options exercisable within 60 days of November 11, 2022.
(8)	Includes vested options to purchase 720 shares of our common stock. Excludes 16 shares of common stock issuable upon exercise of options exercisable within 60 days of November 11, 2022.

DESCRIPTION OF CAPITAL STOCK

The following summary description sets forth some of the general terms and provisions of our capital stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our capital stock, you should refer to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and our charter and bylaws as in effect at the time of any offering. Copies of our Amended and Restated Certificate of Incorporation, as amended (our “Charter”), and our Eighth Amended and Restated Bylaws (our “Bylaws”) are included as exhibits to the registration statement of which this prospectus forms a part.

Our Authorized Capital Stock

Under our Charter, we are authorized to issue 180,000,000 shares of our common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. As of November 11, 2022, there were 7,147,332 shares of our common stock issued and 7,145,529 shares outstanding, held by approximately 46 stockholders of record. In addition, as of November 11, 2022, 2,642,819 shares were subject to outstanding warrants to purchase shares of our common stock, 55,773 shares were subject to outstanding options to purchase shares of our common stock, 32,291 shares were subject to outstanding stock appreciation rights, 535,832 shares were subject to settlement of unvested restricted stock units and 403,015 shares were subject to outstanding phantom restricted stock units. As of November 11, 2022, no shares of our preferred stock were issued or outstanding.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote per share. Each of our directors is elected by the affirmative vote of a majority of the votes cast with respect to such director in uncontested elections. In a contested election, each of our directors is elected by an affirmative vote of a plurality of the votes cast by the shares represented and entitled to vote with respect to the election of such director. A “contested election” is defined in our Bylaws as an election with respect to which, as of the record date for the meeting at which directors are to be elected, the number of nominees exceeds the number of directors to be elected at such meeting. Vacancies on the BIOLASE board of directors (our “Board”) may be filled by an affirmative vote of two-thirds of the remaining members of our Board or at a meeting of the stockholders in the manner set forth in the second preceding sentence.

Dividend Rights. Subject to any preferential rights of any outstanding shares of our preferred stock to receive dividends before any dividends may be paid on our common stock, the holders of our common stock will be entitled to share ratably in any dividends that may be declared by our Board out of funds legally available for the payment of dividends. Our ability to pay dividends on our common stock will be limited by restrictions on our ability to pay dividends or make distributions to our stockholders and on the ability of our subsidiaries to pay dividends or make distributions to us, in each case, under the terms of our current, and any future, agreements governing our indebtedness.

Other Rights. Each holder of our common stock is subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that our Board may designate and we may issue in the future. Holders of our common stock have no preemptive, conversion or other rights to subscribe for additional shares. Our common stock does not carry any redemption rights or any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock.

Liquidation Rights. Subject to any preferential rights of any outstanding shares of our preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Standstill Agreements. Pursuant to (1) a standstill agreement with Jack W. Schuler, Renate Schuler and the Schuler Family Foundation (collectively, the “Schuler Parties”), dated November 10, 2015 (as amended on August 1, 2016 and November 9, 2017, the “Schuler Standstill Agreement”), and (2) a standstill agreement with Larry N. Feinberg, Oracle Partners, L.P., Oracle Institutional Partners, L.P., Oracle Ten Fund Master, L.P., Oracle Associates, LLC and Oracle Investment Management, Inc. (collectively, the “Oracle Parties”) dated November 10, 2015 (as amended on August 1, 2016 and November 9, 2017, the “Oracle Standstill Agreement” and, together with the Schuler Standstill Agreement, the “Standstill Agreements”), each of the Schuler Parties and the Oracle Parties agreed with respect to itself and its associates and affiliates (i) not to purchase or acquire any shares of our common stock if such a purchase would result in aggregate beneficial ownership by it and its affiliates and associates in excess of 41% of the issued and outstanding shares of our common stock and (ii) not to sell, transfer or otherwise convey shares of our common stock (or warrants or other rights to acquire shares of our common stock) to anyone who will immediately thereafter beneficially own shares in excess of 20% of the issued and outstanding shares of our common stock, as a result of such transfer and other transfers from third parties.

Preferred Stock

Our Charter authorizes our Board to provide for the issuance of shares of up to 1,000,000 shares of preferred stock in one or more series without further authorization from stockholders. Prior to issuance of shares of each series, our Board is required by the DGCL and our Charter to fix the designation, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof.

Warrants

As of November 11, 2022, 2,642,819 shares of our common stock were subject to outstanding warrants to purchase shares of our common stock.

Anti-Takeover Provisions of Delaware Law and Our Governing Documents

Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in “business combination” transactions with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

•

prior to the time the stockholder became an interested stockholder, either the applicable business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which the employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include, in general and subject to exceptions, a merger of the corporation with the interested stockholder; a sale of 10% or more of the market value of the corporation’s consolidated assets to the interested stockholder; certain transactions that result in the issuance of the corporation’s stock to the interested stockholder; a transaction that has the effect of increasing the proportionate share of the corporation’s stock owned by the interested stockholder; and any receipt by the interested stockholder of loans, guarantees or other financial benefits provided by the corporation. An “interested stockholder” is defined to include, in general and subject to exceptions, a person that (1) owns 15% or more of the outstanding voting stock of the corporation or (2) is an “affiliate” or “associate” (as defined in Section 203) of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the prior three year period.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or by an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 and approved by a majority of its outstanding voting shares. We have not opted out of Section 203. As a result, Section 203 could delay, deter or prevent a merger, change of control or other takeover of our Company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock and may also limit the price that investors are willing to pay in the future for our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our Board to issue one or more series of preferred stock with voting or other rights or preferences. Thus, our Board could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or rights upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our Company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board.

Stockholder Action by Written Consent; Special Meetings of Stockholders

Our stockholders may take action by written consent in lieu of a meeting as provided in our Bylaws. Our Bylaws provide that certain procedures, including notifying the Board and awaiting a record date, must be followed for stockholders to act by written consent. A special meeting of our stockholders may be called only by our Board, the Chairman of the Board, the Chief Executive Officer or the President. A special meeting may also be called at the request of stockholders holding a majority of the aggregate number of shares of capital stock of the Company issued and outstanding and entitled to vote at that meeting (subject to certain timeliness and content requirements of the demand).

Amendment of Charter and Bylaws

Our Charter may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding after a resolution of our Board declaring the advisability of such amendment has been adopted in accordance with Delaware law. Our Bylaws may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding (and entitled to vote on the subject matter) present in person or represented by proxy at a meeting of stockholders provided that notice thereof is stated in the written notice of the meeting. Our Bylaws may also be amended by a majority of the Board in accordance with Delaware law and our Charter, except that certain sections of our Bylaws (including but not limited to certain provisions regarding special meetings, voting, officers and approval of securities issuances) require either the affirmative vote of two-thirds of the persons then serving as directors on the Board or our stockholders.

Forum Selection

Unless the Board acting on behalf of the Company selects an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our stockholders, (iii) any action asserting a claim against the Company or any of our directors, officers or other employees arising pursuant to any provision of the DGCL, our Charter or our Bylaws or (iv) any action asserting a claim against the Company or any of our directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware.

Stock Exchange Listing

Our common stock trades on The Nasdaq Capital Market under the symbol “BIOL.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax considerations applicable to the ownership and disposition of shares of our common stock and Warrants acquired in this offering. This discussion is for general information only and is not tax advice. Accordingly, all prospective holders of our common stock and Warrants should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock and Warrants. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences described in this prospectus. We assume in this discussion that each holder holds shares of our common stock and Warrants as capital assets within the meaning of Section 1221 of the Code (generally property held for investment).

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, does not address the alternative minimum or Medicare contribution taxes, and does not address any aspects of U.S. state, local or non-U.S. taxes or any U.S. federal taxes other than income tax. This discussion also does not consider any specific facts or circumstances that may apply to a holder and does not address aspects of U.S. federal income taxation that may be applicable to holders that are subject to special tax rules, including without limitation:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions;

•	brokers or dealers in securities;

•	regulated investment companies;

•	real estate investment trusts;

•	pension plans, individual retirement accounts and other tax deferred accounts;

•	persons that mark their securities to market;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	“dual resident” corporations;

•	persons that receive our common stock or Warrants as compensation for the performance of services;

•	owners that hold our common stock or Warrants as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

•	owners that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

•	persons that have a functional currency other than the U.S. dollar; and

•	certain U.S. expatriates.

In addition, this discussion does not address the tax treatment of partnerships or other pass-through entities for U.S. federal income tax purposes, or persons who hold our common stock or Warrants through partnerships or other pass-through entities for U.S. federal income tax purposes. A partner in a partnership or other pass-through entity that will hold our common stock or Warrants should consult his, her or its own tax advisor regarding the tax consequences of acquiring, holding and disposing of our common stock or Warrants through a partnership or other pass-through entity, as applicable.

As used in this prospectus, the term “U.S. holder” means a beneficial owner of common stock or Warrants that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation (or other entity properly classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) in the case of a trust that was treated as a domestic trust under the laws in effect before 1997, a valid election is in place under applicable U.S. Treasury regulations to treat such trust as a domestic trust.

The term “non-U.S. holder” means any beneficial owner of shares of common stock or Warrants that is not a U.S. holder and is not a partnership or other entity properly classified as a partnership for U.S. federal income tax purposes. For the purposes of this prospectus, U.S. holders and non-U.S. holders are referred to collectively as “holders.” =There can be no assurance that the Internal Revenue Service, which we refer to as the IRS, will not challenge one or more of the tax consequences described herein. We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership or disposition of our common stock or Warrants.

Allocation of Purchase Price Between Share of Common Stock or Pre-Funded Warrant and Accompanying Warrant

The purchase price for each Unit will be allocated between each share of common stock (or, in lieu of common stock, each Pre-Funded Warrant) and accompanying Warrant in proportion to their relative fair market values at the time the Unit is purchased by the holder. This allocation will establish a holder’s initial tax basis for U.S. federal income tax purposes in his, her or its share of common stock (or, in lieu of common stock, Pre-Funded Warrant) and Warrant included in each investment unit. We will not be providing holders with such allocation, and it is possible that different holders will reach different determinations regarding such allocation. A holder’s allocation of purchase price between each share of common stock (or, in lieu of common stock, each Pre-Funded Warrant) and the accompanying Warrant is not binding on the IRS or the courts, and no assurance can be given that the IRS or the courts will agree with a holder’s allocation.

Accordingly, each prospective holder should consult his, her or its own tax advisor with respect to the allocation, and the risks associated with such allocation, of the holder’s purchase price for the investment unit between our shares of common stock (or, in lieu of common stock, Pre-Funded Warrants) and Warrants.

Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, a Pre-Funded Warrant should be treated as a share of our common stock for U.S. federal income tax purposes and a holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of common stock, as described below.

Accordingly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the share of common stock received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the share of common stock received upon exercise, increased by the exercise price of $0.01 per share. Each holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of Pre-Funded Warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above will be respected for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

Exercise or Expiration of Warrants

Subject to the discussion below with respect to the cashless exercise of a Warrant, a U.S. holder will not recognize income, gain or loss on the exercise of a Warrant. A U.S. holder’s tax basis in the common stock received upon the exercise of a Warrant will equal the sum of (i) the initial tax basis of the Warrant exercised (as determined pursuant to the rules discussed above under “Allocation of Purchase Price Between Share of Common Stock or Pre-Funded Warrant and Accompanying Warrant”) and (ii) the exercise price of the Warrant. The U.S. holder’s holding period for the common stock received upon exercise of a Warrant will begin on the day after such exercise (or possibly on the date of exercise) and will not include the period during which the U.S. holder held the Warrant.

If a registration statement registering the issuance of the common stock underlying the Warrants under the Securities Act is not effective or available the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise. The tax consequences of a cashless exercise of a Warrant are not clear under current U.S. tax law. U.S. holders should consult their own tax advisors regarding the tax consequences of a cashless exercise.

If a Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant. The deductibility of capital losses is subject to significant limitations.

Distributions on Our Common Stock

We have never paid cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. See “Dividend Policy.” If we do make distributions on our common stock to a U.S. holder, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the U.S. holder’s investment, up to such U.S. holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Sale, Exchange or Other Taxable Disposition of Our Common Stock or Warrants.” Dividends paid by us generally will be eligible for the reduced rates of tax for qualified dividend income allowed to individual U.S. holders and for the dividends received deduction allowed to corporate U.S. holders, in each case assuming that certain holding period and other requirements are satisfied.

Constructive Distributions on Our Warrants

Under Section 305 of the Code, an adjustment to the number of shares of common stock that will be issued on the exercise of our Warrants (whether Pre-Funded Warrants or Warrants), or an adjustment to the exercise price of such Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to holders of our common stock). Adjustments to the exercise price of a Warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holder of the Warrant should generally not result in a constructive distribution. Any constructive distributions generally would be subject to the tax treatment described above under “—Distributions on our Common Stock”.

Sale, Exchange or Other Taxable Disposition of Our Common Stock or Warrants

Upon the sale, exchange, or other taxable disposition of our common stock or Warrants (whether Pre-Funded Warrants or Warrants), a U.S. holder will recognize gain or loss equal to the difference between the amount realized upon the disposition and the U.S. holder’s tax basis in the common stock or Warrants sold or exchanged.

Any gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock or Warrants exceeded one year at the time of the disposition. Certain U.S. holders (including individuals) are currently eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to significant limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to distributions (whether actual or constructive) paid to a U.S. holder on our common stock or Warrants, and to the proceeds of the sale, exchange or other disposition of our common stock and Warrants, unless the U.S. holder is an exempt recipient. Backup withholding will apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

Exercise or Expiration of Common Warrants

In general, a non-U.S. holder will not be required to recognize income, gain or loss upon the exercise of a Warrant by payment of the exercise price. To the extent that a cashless exercise results in a taxable exchange, the consequences would be similar to those described below under “Sale, Exchange or Other Taxable Disposition of our Common Stock or Warrants”.

The expiration of a Warrant will be treated as if the non-U.S. holder sold or exchanged the Warrant and recognized a capital loss equal to the non-U.S. holder’s basis in the Warrant. A non-U.S. holder will not be able to utilize a loss recognized upon expiration of a Warrant against the Non-U.S. holder’s U.S. federal income tax liability, however, unless the loss (i) is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a “permanent establishment” or “fixed base” in the United States) or (ii) is treated as a U.S. source loss and the non-U.S. holder is present in the United States 183 days or more in the taxable year of disposition and certain other conditions are met.

Distributions on Our Common Stock

We have never paid cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. See “Dividend Policy.” If we do make distributions to holders of our common stock or if we are treated as making a constructive distribution to holders of our Warrants or Pre-Funded Warrants, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such non-U.S. holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Sale, Exchange or Other Taxable Disposition of Our Common Stock or Warrants.”

Distributions (including constructive distributions) made to a non-U.S. holder that are treated as dividends generally will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence, unless such dividends are effectively connected with a trade or business conducted by a non U.S. holder within the United States (as discussed below). A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W- 8BEN-E (or successor form), as applicable, and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may be able to obtain a refund or credit of any excess amounts withheld by timely filing the required information with the IRS.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a “permanent establishment” or a “fixed base” maintained by the non-U.S. holder within the United States, generally are exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements.

U.S. effectively connected income, net of specified deductions and credits, is generally taxed at the same graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

Constructive Distributions on Our Warrants

As described above under “—Tax Consequences to U.S. Holders—Constructive Distributions on our Warrants,” an adjustment to the Warrants could result in a constructive distribution to a non-U.S. holder, which would be treated as described under “—Distributions on Our Common Stock” above. Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the non-U.S. holder. Non U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to the Warrants.

In addition, regulations governing “dividend equivalents” under Section 871(m) of the Code may apply to the Pre-Funded Warrants. Under those regulations, an implicit or explicit payment made to the holder of Pre-Funded Warrants that references a distribution on our common stock would generally be taxable to a non-U.S. holder in the manner described under “Distributions on our Common Stock” above. Such dividend equivalent amount would be taxable and subject to withholding whether or not there is actual payment of cash or other property, and we may satisfy any withholding obligations by withholding from other amounts due to the non-U.S. holder. Non-U.S. holders are encouraged to consult their own tax advisors regarding the application of Section 871(m) of the Code to the Pre-Funded Warrants.

Sale, Exchange or Other Taxable Disposition of Our Common Stock or Warrants

In general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other taxable disposition of shares of our common stock or Warrants (whether Pre-Funded Warrants or Warrants) unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a “permanent establishment” or a “fixed base” maintained by such non-U.S. holder in the United States, in which case the non-U.S. holder generally will be taxed on such gain at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “—Tax Consequences to Non-U.S. Holders—Distributions on Our Common Stock” also may apply to such gain;

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the taxable disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the taxable disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any; or

•

we are, or have been, at any time during the five-year period preceding such taxable disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation,” unless our common stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly, during the shorter of the 5-year period ending on the date of the taxable disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions paid on our common stock (and constructive distributions on our Warrants) to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock or Warrants. Dividends paid to non-U.S. holders subject to the U.S. withholding tax, as described above in “Non-U.S. Holders—Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock and Warrants by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is filed with the IRS.

Foreign Accounts

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% withholding tax on dividends (including constructive dividends) on, and gross proceeds from the sale or other disposition of, our common stock and Warrants if paid to a non-U.S. entity unless (i) if the non-U.S. entity is a “foreign financial institution,” the non-U.S. entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the non-U.S. entity is not a “foreign financial institution,” the non-U.S. entity identifies certain of its U.S. investors, if any, or (iii) the non-U.S. entity is otherwise exempt under FATCA.

Withholding under FATCA generally will apply to payments of dividends (including constructive dividends) on our common stock and Warrants.

An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Under certain circumstances, a holder may be eligible for refunds or credits of the tax. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our common stock or Warrants. The preceding discussion of material U.S. federal income tax considerations is for informational purposes only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock or Warrants, including the consequences of any proposed changes in applicable laws. .

UNDERWRITING

We have entered into an underwriting agreement with Lake Street Capital Markets, LLC (“Lake Street”), pursuant to which Lake Street is acting as the sole book running manager with respect to the securities subject to the offering. In connection with the offering and subject to certain terms and conditions, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell, the number of securities set forth opposite the name of such underwriter:

Underwriters	Number of Units	Number of Pre-Funded Units
Lake Street Capital Markets, LLC

Total

The underwriting agreement provides that the obligation of the underwriters to purchase the securities offered by this prospectus is subject to certain conditions. This offering is being conducted on a firm commitment basis. The underwriter is obligated to take and pay for all the Units and Pre-Funded Units offered by this prospectus if any such securities are taken.

We have granted the underwriter an option to purchase from us, at the public offering price, less the underwriting discounts and commissions, up to an additional            shares of our common stock,            Pre-Funded Warrants and/or up to an additional            Warrants within 30 days from the date of this prospectus solely to cover over-allotments, if any. The underwriter may exercise the over-allotment option with respect to shares of our common stock only, Pre-Funded Warrants only, Warrants only, or any combination thereof. The aggregate amount of shares of our common stock, Pre-Funded Warrants, and Warrants sold pursuant to the underwriter’s option may not exceed 15% of the total shares of our common stock, Pre-Funded Warrants, and Warrants sold in the offering. The purchase price to be paid per additional share of common stock or Pre-Funded Warrant will be equal to the public offering price of one Unit or Pre-Funded Unit (less the purchase price allocated to the Warrant, $0.125 per Warrant), as applicable, less the underwriting discounts and commissions, and the purchase price to be paid per additional Warrant will be $0.125. If the underwriter exercises the option in full for shares of common stock only or Pre-Funded Warrants only, the total underwriting discounts and commissions payable will be $            and the total proceeds to us, before expenses, will be $        . No underwriting discounts and commissions will be payable by us if the underwriter exercises the option for Warrants only, and the total additional proceeds to us, before expenses, if the underwriter exercises the option in full for Warrants only, will be $                 .

Discounts, Commissions and Expenses

The underwriters propose to offer the securities purchased pursuant to the underwriting agreement to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $            per Unit or $            per Pre-Funded Unit. After the offering, the public offering price and concession may be changed by the underwriters. No such change will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

In connection with the sale of the common stock to be purchased by the underwriters, the underwriters will be deemed to have received compensation in the form of underwriting discounts. The underwriters’ discount will be 7.0% of the gross proceeds of the offering, or $            per Unit, based on the public offering price per share set forth on the cover page of this prospectus.

We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $            and are payable by us. In addition, we have agreed to reimburse the underwriters for certain of their expenses in an amount up to $150,000.00.

The following table shows the underwriting discount payable to the underwriters by us in connection with the offering (assuming both the exercise and non-exercise of the over-allotment option to purchase additional shares of common stock we have granted to the underwriters):

Total
	Per Unit	Per Pre-Funded Unit	Without Over- allotment	With Over- allotment
Public offering price	$		$	$
Underwriting discounts and commissions to be paid by us	$		$	$

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters or such other indemnified parties may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed not to (i) offer, pledge, issue, sell, contract to sell, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock; or (iii) file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, other than with respect to the registration of shares of our common stock to be issued under an equity incentive plan, without the prior written consent of Lake Street for a period of 90 days following the date of this prospectus (the “Lock-Up Period”). This consent may be given at any time. These restrictions on future issuances are subject to exceptions for (i) the issuance of securities sold in the offering, (ii) the issuance of shares of our common stock upon the exercise of outstanding options or warrants or the vesting of outstanding restricted stock units and (iii) the issuance of employee stock options not exercisable during the Lock-Up Period and the grant or forfeiture of restricted stock awards or restricted stock units pursuant to our equity incentive plans or other arrangements described in this prospectus or the documents incorporated by reference herein.

In addition, our directors and executive officers have entered into lock-up agreements with the underwriters. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of common stock or securities convertible into or exchangeable or exercisable for our shares of common stock for a period of 90 days following the date of this prospectus, without first obtaining the written consent of Lake Street. Specifically, these individuals have agreed, in part, not to:

(1)

offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, file (or participate in the filing of) or confidentially submit a registration statement with the SEC in respect of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock (including without limitation, our common stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), whether now owned or hereafter acquired (the “Undersigned’s Securities”);

(2)	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Securities;

whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise;

(3)	make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock; or

(4)	publicly announce or disclose the intention to do any of the foregoing.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus in electronic format, the information on the underwriters’ website or our website and any information contained in any other websites maintained by the underwriters or by us is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities to any accounts over which they have discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, each underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing securities in the open market.

•

Syndicate covering transactions involve purchases of securities of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. A naked short position occurs if the underwriters sell more securities than could be covered by the over-allotment option. This position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of shares of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their affiliates may in the future provide various investment banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Selling Restrictions

Notice to prospective investors in the United Kingdom

In relation to the United Kingdom, no securities have been offered or will be offered to the public in the United Kingdom prior to the publication of a prospectus supplement in relation to the securities which has been approved by the competent authority in the United Kingdom, except that offers of securities may be made to the public in the United Kingdom at any time under the following exemptions under the Prospectus Regulation:

i. to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

ii. to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

iii. in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of shares shall require the issuer or any underwriter to publish a prospectus supplement pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus supplement pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any securities being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129. References to the Prospectus Regulation includes, in relation to the United Kingdom, the Prospectus Regulation as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order, all such persons together being referred to as “relevant persons” or otherwise in circumstances which have not resulted and will not result in an offer to the public of the securities in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this prospectus supplement or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this prospectus supplement relates to may be made or taken exclusively by relevant persons.

Notice to prospective investors in Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus supplement requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in Australia

This prospectus supplement:

•	does not constitute a disclosure document or a prospectus supplement under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission, or ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act, or the Exempt Investors.

The securities may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the securities may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any securities may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the securities, you represent and warrant to us that you are an Exempt Investor.

As any offer of securities under this prospectus supplement will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the securities you undertake to us that you will not, for a period of 12 months from the date of issue of the securities, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to prospective investors in the British Virgin Islands

The securities are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of us. The securities may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), or BVI Companies, but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands. This prospectus supplement has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the securities for the purposes of the Securities and Investment Business Act, 2010 or the Public Issuers Code of the British Virgin Islands.

Notice to prospective investors in Israel

In the State of Israel, this prospectus supplement shall not be regarded as an offer to the public to purchase the securities under the Israeli Securities Law, 5728-1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728-1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions, or the Addressed Investors; or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728-1968, subject to certain conditions, or the Qualified Investors. The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728-1968. We have not and will not distribute this prospectus supplement or make, distribute or direct an offer to subscribe for the securities to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors. Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728-1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728-1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728-1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder in connection with the offer of the securities; (iv) that the securities that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728-1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728-1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

LEGAL MATTERS

Sidley Austin LLP will pass upon the validity of the securities being registered by the registration statement of which this prospectus is a part. Michael A. Gordon, a stockholder of the Company, is a partner at such firm. As of the date of this prospectus, Mr. Gordon beneficially owned securities representing less than one percent of the outstanding common stock of the Company. Sullivan & Worcester, LLP, New York, New York, is acting as counsel to the underwriters in connection with certain legal matters related to this offering.

EXPERTS

The consolidated financial statements and schedule of BIOLASE, Inc. as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 incorporated by reference into this prospectus and in the registration statement have been so incorporated in reliance upon the report of BDO USA, LLP, an independent registered accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) subsequent to the date of the initial filing of the registration statement of which this prospectus forms a part until the offering of the securities covered by this prospectus is completed:

1.	Our Annual Report on Form 10-K, for the year ended December 31, 2021, as filed with the SEC on March 17, 2022;

2.

Our Quarterly Reports on Form 10-Q, for the quarter ended March 31, 2022, as filed with the SEC on May 12, 2022, for the quarter ended June 30, 2022, as filed with the SEC on August 11, 2022 and for the quarter ended September  30, 2022, as filed with the SEC on November 10, 2022;

3.	Our Current Reports on Form 8-K, as filed with the SEC on March 3, 2022, May 2, 2022, May 13, 2022, June 8, 2022, June 29, 2022, July 7, 2022 and September 28, 2022;

4.	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on March 30, 2022; and

5.	The description of the common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on October 30, 1991.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in this prospectus). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: BIOLASE, Inc., 27042 Towne Centre Drive, Suite 270, Lake Forest, California 92610, Attention: Investor Relations, telephone: (949) 361-1200. You may also access these documents on our website at www.biolase.com.

Information on any BIOLASE, Inc. website, any subsection, page, or other subdivision of any BIOLASE, Inc. website, or any website linked to by content on any BIOLASE, Inc. website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s website at www.sec.gov, as well as at our website at www.biolase.com.

Information on any BIOLASE, Inc. website, any subsection, page, or other subdivision of any BIOLASE, Inc. website, or any website linked to by content on any BIOLASE, Inc. website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

Up to            Units Each Consisting of One Share of Common
Stock and a Warrant to Purchase One Share of Common Stock

Up to            Pre-Funded Units Each Consisting of a Pre-Funded
Warrant to Purchase One Share of Common Stock and a Warrant
to Purchase One Share of Common Stock

Up to            Shares of Common Stock Underlying Warrants and
Pre-Funded Warrants

BIOLASE, Inc.

Prospectus

Sole Book Running Manager

LAKE STREET

                    , 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the offering of the securities being registered. All of the amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

Amount to be paid
SEC registration fee		$3,802
FINRA filing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing and engraving expenses		*
Transfer agent and registrar fees		*
Miscellaneous fees and expenses		*

Total	$	*

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes and empowers a Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. Section 145 of the DGCL also authorizes corporations to purchase and maintain insurance on behalf of such persons so indemnified. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The Company’s Restated Certificate of Incorporation, as amended (the “charter”), provides that, to the extent permitted by applicable law, the registrant’s directors shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. The charter eliminates the personal liability of directors to the fullest extent permitted by the DGCL. The Company’s Eighth Amended and Restated Bylaws (the “bylaws”) provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the registrant shall be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL, against all costs, charges, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and personal or legal representatives. The Company has also obtained liability insurance for its officers and directors and has entered into indemnification agreements with its directors and officers.

The foregoing statements are subject to the provisions of Sections 145 and 102(b)(7) of the DGCL, the Company’s bylaws and the Company’s charter, which bylaws and charter have been filed as exhibits to this registration statement.

The underwriting agreement provides for indemnification by the underwriters of the Company and its officers and directors, and by the Company of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with the offering.

Item 15.	Recent Sales of Unregistered Securities.

In June 2022, the Company issued warrants to purchase 1,405,405 shares of the Company’s common stock, with an exercise price of $4.625 per share. The warrants were issued in a private placement in connection with a registered direct offering of 678,745 shares of the Company’s common stock and pre-funded warrants to purchase 726,660 shares of the Company’s common stock with an exercise price of $0.001 per share. The combined purchase price for one share of the Company’s common stock and one warrant was $4.625 and the combined purchase price for one pre-funded warrant and one warrant was $4.624. The Company received aggregate gross proceeds in the offerings of approximately $6.5 million. The warrants and the shares of the Company’s common stock issuable upon exercise of the warrants were offered pursuant to the exemption from registration provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

In June 2020, the Company issued warrants to purchase 432,000 shares of the Company’s common stock, with an exercise price of $12.88 per share. The warrants were issued in a private placement in connection with a registered direct offering of 432,000 shares of the Company’s common stock. The combined purchase price for one share of the Company’s common stock and one warrant was $16.00. The Company received aggregate gross proceeds in the offerings of approximately $6.9 million. The warrants and the shares of the Company’s common stock issuable upon exercise of the warrants were offered pursuant to the exemption from registration provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

Item 16.	Exhibits and Financial Statement Schedules.

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to one of our prior filings under the Securities Act or the Exchange Act.

			Incorporated by Reference
Exhibit	Description	Filed Herewith	Form	Period Ending/Date of Report	Exhibit	Filing Date

1.1	Form of Underwriting Agreement*

3.1.1	Restated Certificate of Incorporation, including, (i) Certificate of Designations, Preferences and Rights of 6% Redeemable Cumulative Convertible Preferred Stock of the Registrant; (ii) Certificate of Designations, Preferences and Rights of Series A 6% Redeemable Cumulative Convertible Preferred Stock of the Registrant; (iii) Certificate of Correction Filed to Correct a Certain Error in the Certificate of Designation of the Registrant; and (iv) Certificate of Designations of Series B Junior Participating Cumulative Preferred Stock of the Registrant		S-1, Amendment No. 1	12/23/2005	3.1	12/23/2005

3.1.2	Amendment to Restated Certificate of Incorporation		8-K	05/10/2012	3.1	05/16/2012

3.1.3	Second Amendment to Restated Certificate of Incorporation		8-A/A	11/04/2014	3.1.3	11/04/2014

3.1.4	Third Amendment to Restated Certificate of Incorporation		S-3	07/21/2017	3.4	07/21/2017

3.1.5	Fourth Amendment to Restated Certificate of Incorporation		8-K	05/10/2018	3.1	05/11/2018

3.1.6	Fifth Amendment to Restated Certificate of Incorporation		8-K	05/28/2020	3.1	06/01/2020

3.1.7	Sixth Amendment to Restated Certificate of Incorporation		8-K	04/28/2022	3.1	04/28/2022

3.2	Eighth Amended and Restated Bylaws of the Registrant, adopted on March 1, 2022		8-K	03/01/2022	3.1	03/03/2022

4.1	Form of Common Stock Certificate		S-3	06/03/2002	4.1	06/03/2002

4.2	Form of Warrant*

4.3	Form of Pre-Funded Warrant*

5.1	Opinion of Sidley Austin LLP*

10.1	2002 Stock Incentive Plan, as amended		DEF14A	05/06/2016	A	04/07/2016

10.2	Form of Stock Option Agreement under the 2002 Stock Incentive Plan (attached as Exhibit A to the Notice of Grant of Stock Option under the 2002 Stock Incentive Plan – Discretionary Option Grant Program)		10-K	12/31/2004	10.26	07/19/2005

			Incorporated by Reference
Exhibit	Description	Filed Herewith	Form	Period Ending/Date of Report	Exhibit	Filing Date

10.3	Form of Option Award Notice for California Employees under the 2002 Stock Incentive Plan		10-Q	09/30/2015	10.2	11/06/2015

10.4	Form of Option Award Notice for Non-California Employees under the 2002 Stock Incentive Plan		10-Q	09/30/2015	10.3	11/06/2015

10.5	Form of Option Award Notice for Non-Employee Directors under the 2002 Stock Incentive Plan		10-Q	09/30/2015	10.4	11/06/2015

10.6	Form of Restricted Stock Unit Award Notice for Non-Employee Directors under the 2002 Stock Incentive Plan		10-Q	09/30/2015	10.5	11/06/2015

10.7	2018 Long-Term Incentive Plan		DEF14A	05/09/2018	A	04/05/2018

10.8	First Amendment to 2018 Long-Term Incentive Plan		DEF14A	09/21/2018	B	08/24/2018

10.9	Second Amendment to 2018 Long-Term Incentive Plan		DEF14A	05/15/2019	A	04/10/2019

10.10	Third Amendment to 2018 Long-Term Incentive Plan		DEF14A	05/13/2020	A	04/23/2020

10.11	Fourth Amendment to 2018 Long-Term Incentive Plan		DEF14A	05/26/2021	A	04/19/2021

10.12	Form of Restricted Stock Unit—Phantom Award Notice and Restricted Stock Unit Award Agreement for Employees		10-Q	09/30/2021	10.1	11/10/2021

10.13	Form of Restricted Stock Unit—Phantom Award Notice and Restricted Stock Unit Award Agreement for Non-Employee Directors		10-Q	09/30/2021	10.2	11/10/2021

10.14	Restricted Stock Unit—Phantom Award Notice and Restricted Stock Unit Award Agreement, dated July 21, 2021, by and between the Registrant and John R. Beaver		10-Q	09/30/2021	10.3	11/10/2021

10.15	Form of Stock Appreciation Rights Award Notice and Stock Appreciation Rights Agreement for Non-Employee Directors		10-Q	09/30/2021	10.4	11/10/2021

10.16	Lease dated February 4, 2020 by and between the Registrant and Foothill Corporate I MT, LLC		10-K	12/31/2019	10.12	03/30/2020

10.17	Lease dated January 22, 2020 by and between the Registrant and Green River Properties, LLC		10-K	12/31/2019	10.13	03/30/2020

10.18	Form of Indemnification Agreement between the Registrant and its officers and directors		10-Q	09/30/2005	10.1	11/09/2005

			Incorporated by Reference
Exhibit	Description	Filed Herewith	Form	Period Ending/Date of Report	Exhibit	Filing Date

10.19	Form of Stock Option Agreement for inducement grants made to John R. Beaver on September 30, 2017		8-K	09/30/2017	10.1	10/03/2017

10.20	Employment Agreement, dated August 7, 2018, by and between the Registrant and Todd Norbe		8-K	08/07/2018	10.1	08/08/2018

10.21	Letter Agreement Amending Employment with Todd Norbe, dated April 12, 2020		10-Q	03/31/2020	10.9	05/08/2020

10.22	Letter Agreement Amending Employment with John Beaver, dated April 12, 2020		10-Q	03/31/2020	10.10	05/08/2020

10.23	Credit Agreement dated as of November 9, 2018, by and between the Registrant and SWK Funding LLC		10-Q	09/30/2018	10.6	11/14/2018

10.24	First Amendment to Credit Agreement, dated as of May 7, 2019, by and between the Registrant and SWK LLC		10-Q	03/31/2019	10.8	05/10/2019

10.25	Letter Agreement, dated as of August 20, 2019, by and between the Registrant and SWK Funding LLC		S-1	09/04/2019	10.28	09/05/2019

10.26	Second Amendment to Credit Agreement, dated as of September 30, 2019, by and between the Registrant and SWK Funding LLC		S-1/A	10/04/2019	10.35	10/07/2019

10.27	Third Amendment to Credit Agreement, dated September 30, 2019, by and between the Registrant and SWK Funding LLC		10-Q	09/30/2019	10.5	11/12/2019

10.28	Fourth Amendment to Credit Agreement, dated as of March 25, 2020 by and between the Registrant and SWK Funding LLC		10-K	12/31/2019	10.29	03/30/2020

10.29	Fifth Amendment to Credit Agreement, dated as of May 15, 2020, by and between the Registrant and SWK Funding LLC		10-Q	06/30/2020	10.1	08/14/2020

10.30	Sixth Amendment to Credit Agreement, dated as of August 12, 2020, by and between the Registrant and SWK Funding LLC		10-Q	06/30/2020	10.8	08/14/2020

10.31	Seventh Amendment to Credit Agreement, dated as of February 24, 2021, by and between the Registrant and SWK Funding LLC		10-K	12/31/2020	10.41	03/31/2021

10.32	Eighth Amendment to Credit Agreement, dated as of November 18, 2021, by and between the Registrant and SWK Funding LLC		10-K	12/31/2021	10.32	03/17/2022

Incorporated by Reference
Exhibit	Description	Filed Herewith	Form	Period Ending/Date of Report	Exhibit	Filing Date

10.33	Separation Agreement With General Release of All Claims, dated March 12, 2021, by and between Registrant and Todd Norbe		10-K	12/31/2020	10.44	03/31/2021

21.1	Subsidiaries of the Registrant		10-K	12/31/2021	21.1	03/17/2022

23.1	Consent of Independent Registered Public Accounting Firm, BDO USA, LLP	X

23.2	Consent of Sidley Austin LLP (contained in Exhibit 5.1)*

24.1	Power of Attorney (contained herein on signature page)	X

107.1	Filing Fee Table	X

*	To be filed by amendment

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California, on November 22, 2022.

BIOLASE, INC.,

By:	/s/ JOHN R. BEAVER
John R. Beaver
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints John R. Beaver and Jennifer Bright, and each of them, as his or her attorney-in-fact, with power of substitution, in his or her name and in the capacity indicated below, to sign any and all further amendments (including post-effective amendments), and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933, to this registration statement on Form S-1 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOHN R. BEAVER John R. Beaver	Director, President and Chief Executive Officer (Principal Executive Officer)	November 22, 2022

/S/ JENNIFER BRIGHT Jennifer Bright	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 22, 2022

/S/ DR. JONATHAN T. LORD Dr. Jonathan T. Lord	Director	November 22, 2022

/S/ DR. KATHLEEN T. O’LOUGHLIN Dr. Kathleen T. O’Loughlin	Director	November 22, 2022

/S/ JESS ROPER Jess Roper	Director	November 22, 2022

/S/ DR. MARTHA SOMERMAN Dr. Martha Somerman	Director	November 22, 2022

/S/ DR. CAROL GOMEZ SUMMERHAYS Dr. Carol Gomez Summerhays	Director	November 22, 2022

/S/ DR. KENNETH P. YALE Dr. Kenneth P. Yale	Director	November 22, 2022